Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-217916

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 25, 2018)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$500,000,000 3.500% Notes due 2021

US$500,000,000 3.625% Notes due 2023

Our US$500,000,000 aggregate principal amount of notes due 2021 (the “2021 Notes”) will bear interest at a rate of 3.500% per annum and our US$500,000,000 aggregate principal amount of notes due 2023 (the “2023 Notes”, and together with the 2021 Notes, the “Notes”) will bear interest at a rate of 3.625% per annum. Interest on the Notes is payable semi-annually in arrears on May 27 and November 27 of each year. The first interest payment on each of the Notes will be made on May 27, 2019 in respect of the period from (and including) November 27, 2018 to (but excluding) May 27, 2019. The 2021 Notes will mature on November 27, 2021 and the 2023 Notes will mature on November 27, 2023.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	2021 Notes			2023 Notes
	Per Note	Total		Per Note	Total
Public offering price	99.983%	US$	499,915,000	99.444%	US$	497,220,000
Underwriting discounts	0.300%	US$	1,500,000	0.300%	US$	1,500,000
Proceeds to us, before expenses	99.683%	US$	498,415,000	99.144%	US$	495,720,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from (and including) November 27, 2018.

Approvals in-principle have been received from the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained herein. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about November 27, 2018.

Joint Bookrunners and Lead Managers

BofA Merrill Lynch
Crédit Agricole CIB
Daiwa Capital Markets Europe
HSBC
Mizuho Securities
Standard Chartered Bank

Co-Manager

KEXIM Bank (UK) Limited

Prospectus Supplement Dated November 19, 2018

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “￦”, “Won” or “Korean won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Unless otherwise indicated, all references to “2021 Notes” contained in this prospectus supplement are to the US$500,000,000 aggregate principal amount of 3.500% notes due 2021, and all references to “2023 Notes” are to the US$500,000,000 aggregate principal amount of 3.625% notes due 2023. Unless otherwise indicated, all references to the “Notes” are to the 2021 Notes and the 2023 Notes, collectively.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our financial information included in this prospectus supplement was prepared under International Financial Reporting Standards as adopted by Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and information are to financial statements and information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated June 25, 2018. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-217916, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SFA”)

We have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$500,000,000 aggregate principal amount of 3.500% notes due November 27, 2021 (the “2021 Notes”) and US$500,000,000 aggregate principal amount of 3.625% notes due November 27, 2023 (the “2023 Notes”, and together with the 2021 Notes, the “Notes”).

The 2021 Notes will bear interest at a rate of 3.500% per annum and the 2023 Notes will bear interest at a rate of 3.625% per annum, in each case payable semi-annually in arrears on May 27 and November 27 of each year. The first interest payment on each of the Notes will be made on May 27, 2019 in respect of the period from (and including) November 27, 2018 to (but excluding) May 27, 2019. Interest on the Notes will accrue from November 27, 2018, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

Approvals in-principle have been received from the SGX-ST for the listing and quotation of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of US$200,000.

Form and settlement

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about November 27, 2018, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

Underwriting

KEXIM Bank (UK) Limited, an underwriter, is an affiliate of ours and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons. See “Underwriting—Relationship with the Underwriters.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated June 25, 2018. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Overview

As of June 30, 2018, we had ￦73,109 billion of outstanding loans, including ￦40,047 billion of outstanding export credits, ￦26,964 billion of outstanding overseas investment credits and ￦3,958 billion of outstanding import credits, as compared to ￦71,884 billion of outstanding loans, including ￦41,369 billion of outstanding export credits, ￦24,107 billion of outstanding overseas investment credits and ￦3,726 billion of outstanding import credits as of December 31, 2017.

Capitalization

As of June 30, 2018, our authorized capital was ￦15,000 billion and our capitalization was as follows:

	June 30, 2018 (1)
	(billions of Won) (unaudited)
Long-Term Debt (2)(3)(4)(5):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		3,845
Export-Import Financing Debentures		46,580

Total Long-term Debt	￦	50,425

Capital:
Paid-in Capital (6)	￦	11,815
Additional Paid-in Capital		—
Capital Adjustments		(129)
Retained Earnings		1,079
Legal Reserve		346
Voluntary Reserve		—
Reserve for Bad Loan (7)		302
Unappropriated Retained Earnings		430
Other Components of Equity (8)		366

Total Capital	￦	13,131

Total Capitalization	￦	63,556

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since June 30, 2018.
(2)

We have translated borrowings in foreign currencies as of June 30, 2018 into Won at the rate of ￦1,121.7 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2018.

(3)

As of June 30, 2018, we had contingent liabilities totaling ￦41,427 billion, which consisted of ￦36,351 billion under confirmed guarantees and ￦5,076 billion under unconfirmed guarantees issued on behalf of our clients.

(4)

As of June 30, 2018, we had entered into 461 interest rate related derivative contracts with a notional amount of ￦40,661 billion and 675 currency related derivative contracts with a notional amount of ￦33,593 billion in accordance with our policy to hedge interest rate and currency risks.

(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of June 30, 2018, authorized ordinary share capital was ￦15,000 billion and issued fully-paid ordinary share capital was ￦11,815 billion. See “—Business—Government Support and Supervision.”
(7)

If the estimated allowance for credit loss determined by K-IFRS for accounting purposes is lower than that for regulatory purposes as required by Supervisory Regulation of Banking Business, we reserve such difference as regulatory reserve for bad loans. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of and for the six months ended June 30, 2018 and 2017—Note 23.”

(8)	See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017—Note 22.”

Selected Financial Statement Data

K-IFRS 1109, Financial Instruments, which is aimed at improving and simplifying the accounting treatment of financial instruments, is effective for annual periods beginning on or after January 1, 2018 and replaces K-IFRS 1039, Financial Instruments: Recognition and Measurement. We have applied the new accounting standard, K-IFRS 1109, which requires all financial assets to be classified and measured on the basis of an entity’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets, in our unaudited separate financial statements as of and for the six months ended June 30, 2018 included in this prospectus supplement. As permitted by the transition rules of K-IFRS 1109, our comparative unaudited separate financial statements as of December 31, 2017 and for the six months ended June 30, 2017 included in this prospectus supplement have not been restated to retroactively apply K-IFRS 1109 and are not directly comparable to our unaudited separate financial statements as of and for the six months ended June 30, 2018. For information regarding the impact of the application of K-IFRS 1109 on our separate financial statements, see “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017—Note 38.”

You should read the following financial statement data together with our separate financial statements and notes included in this prospectus supplement. The following tables present selected separate financial information as of June 30, 2018 and December 31, 2017 and for the six months ended June 30, 2018 and 2017, which has been derived from our unaudited separate K-IFRS financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 included in this prospectus supplement:

	Six Months Ended June 30,
	2018 (1)		2017
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	1,336	￦	1,303
Total Interest Expense		894		785
Net Interest Income		442		518
Operating Income		709		579
Income before Income Tax		723		582
Income Tax Expense		164		137
Net Income		559		445

	As of June 30, 2018 (1) (unaudited)		As of December 31, 2017
	(billions of Won)
Balance Sheet Data
Total Loan Credits (2)	￦	73,109	￦	71,884
Total Borrowings (3)		70,910		66,699
Total Assets		90,429		83,946
Total Liabilities		77,298		71,433
Total Shareholders’ Equity		13,131		12,513

(1)

Reflects the application of K-IFRS 1109. For information regarding the impact of the application of K-IFRS 1109, see “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017—Note 38”.

(2)

Gross amount, including bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency, advance for customers and others and before deducting valuation adjustment of loans in foreign currencies, allowance for loan losses and deferred loan origination fees.

(3)	Includes debentures.

For the six months ended June 30, 2018, we had net income of ￦559 billion compared to net income of ￦445 billion for the six months ended June 30, 2017, primarily due to a decrease in impairment loss on loans at amortized cost to ￦11 billion in the first half of 2018 from ￦756 billion in the corresponding period of 2017, primarily due to an improvement in loan quality, which was partially offset by a decrease in reversal of impairment loss on guarantees to ￦98 billion in the first half of 2018 from ￦656 billion in the corresponding period of 2017, primarily due to a slight decrease in guarantees in the first half of 2018 compared to a significant decrease in guarantees in the corresponding period of 2017.

As of June 30, 2018, our total assets increased to ￦90,429 billion from ￦83,946 billion as of December 31, 2017, primarily due to an increase in cash to ￦4,865 billion as of June 30, 2018 from ￦2,092 billion as of December 31, 2017, an increase in financial investments to ￦8,342 billion as of June 30, 2018 from ￦6,782 billion as of December 31, 2017 and an increase in Loan Credits to ￦73,109 billion as of June 30, 2018 from ￦71,884 billion as of December 31, 2017.

As of June 30, 2018, our total liabilities increased to ￦77,298 billion from ￦71,433 billion as of December 31, 2017. The increase in liabilities was primarily due to an increase in debentures to ￦64,309 billion as of June 30, 2018 from ￦60,685 billion as of December 31, 2017.

The increases in assets and liabilities were primarily due to increases in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar as of June 30, 2018 compared to December 31, 2017 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt (including significant percentages in U.S. dollars).

As of June 30, 2018, our total shareholders’ equity increased to ￦13,131 billion from ￦12,513 billion as of December 31, 2017, primarily due to an increase in retained earnings to ￦1,079 billion as of June 30, 2018 from ￦708 billion as of December 31, 2017.

Operations

Loan Operations

In the first half of 2018, we provided total loans of ￦23,669 billion, a decrease of 10% from the corresponding period of 2017.

Export Credits

As of June 30, 2018, export credits in the amount of ￦40,047 billion represented 55% of our total outstanding Loan Credits. Our disbursements of export credits amounted to ￦13,324 billion in the first half of 2018, a decrease of 24% from the corresponding period of 2017, which was mainly due to decreased activity for construction of industrial plants. The appreciation of the Won against the U.S. dollar as of June 30, 2018 compared to June 30, 2017 magnified the effect of the decrease in the volume of export credits in the first half of 2018, as a majority of our export credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Overseas Investment Credits

As of June 30, 2018, overseas investment credits amounted to ￦26,964 billion, representing 37% of our total outstanding Loan Credits. Our disbursements of overseas investment credits in the first half 2018 increased by 41% to ￦7,148 billion from the corresponding period of 2017, primarily due to increased demand in overseas investment and project credits. The appreciation of the Won against the U.S. dollar as of June 30, 2018 compared to June 30, 2017 partially offset the effect of the increase in the volume of overseas investment credits in the first half of 2018, as a majority of our overseas investment credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Import Credits

As of June 30, 2018, import credits in the amount of ￦3,958 billion represented 5% of our total outstanding Loan Credits. Our disbursements of import credits amounted to ￦3,197 billion in the first half of 2018, a decrease of 11% over the corresponding period of 2017, which was mainly due to a decrease in demand for financing for raw materials used for export and domestic consumption. The appreciation of the Won against the U.S. dollar as of June 30, 2018 compared to June 30, 2017 magnified the effect of the decrease in the volume of import credits in the first half of 2018, as a significant portion of our import credits consisted of foreign currency credits (including a significant percentage in U.S. dollars).

Guarantee Operations

Guarantee commitments as of June 30, 2018 decreased to ￦41,427 billion from ￦42,809 billion as of December 31, 2017. Guarantees we had confirmed as of June 30, 2018 decreased to ￦36,351 billion from ￦38,961 billion as of December 31, 2017.

For further information regarding our guarantee and letter of credit operations, see “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017—Note 36”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2018, categorized by type of exposure extended:

		June 30, 2018
		(billions of Won, except for percentages)
A	Loans in Won	￦	17,207	16%
B	Loans in Foreign Currencies		52,804	49
C	Loans (A+B)		70,011	66
D	Other Loans (1)		3,100	3
E	Loan Credits (C+D)		73,111	68
F	Allowances for Possible Loan Losses		2,701	3
G	Loan Credits including PVD (E-F)		70,410	66
H	Guarantees		36,351	34
I	Credit Exposure (G+H)	￦	106,761	100%

(1)	Includes call loans, inter-bank loans, other loans.

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (including call loans and inter-bank loans in foreign currency) as of June 30, 2018, categorized by geographic area (1)(2):

	June 30, 2018 (1)		As % of June 30, 2018 Total
	(billions of Won, except for percentages)
Asia(2)	￦	54,519	75%
Europe		4,740	6
America		9,243	13
Africa		4,607	6

Total	￦	73,109	100%

(1)

For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.

(2)	Includes Australia.

Individual Exposure

As of June 30, 2018, our largest Credit Exposure was to Daewoo Shipbuilding & Marine Engineering (“DSME”) in the amount of ￦6,797 billion, a decrease from ￦8,065 billion as of December 31, 2017, primarily due to a decrease in refund guarantees.

As of June 30, 2018, our second and third largest Credit Exposures were to Hanwha Engineering & Construction in the amount of ￦2,402 billion and to Samsung Heavy Industries in the amount of ￦2,263 billion.

The following table sets out our five largest Credit Exposures as of June 30, 2018 (1):

Rank	Name of Borrower	Loans	Guarantees	Total
		(billions of Won)
1	Daewoo Shipbuilding & Marine Engineering	3,045	3,752	6,797
2	Hanwha Engineering & Construction	—	2,402	2,402
3	Samsung Heavy Industries	990	1,273	2,263
4	Doosan Heavy Industries & Construction	903	1,298	2,201
5	Sungdong Shipbuilding & Marine Engineering	2,071	—	2,071

(1)	Excludes loans and guarantees extended to affiliates.

Source: Internal accounting records.

As of June 30, 2018, our exposure to Sungdong Shipbuilding & Marine Engineering decreased slightly to ￦2,071 billion from ￦2,072 billion as of December 31, 2017, primarily due to a slight decrease in guarantees.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2018:

	As of June 30, 2018
	Loan Amount (1)		Loan Loss Reserve (2)
Normal	￦	98,686	￦	627
Precautionary		5,212		525
Sub-standard		602		106
Doubtful		736		413
Estimated Loss		2,089		2,016

Total	￦	107,325	￦	3,687

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

As of June 30, 2018, the amount of our non-performing assets was ￦3,427 billion, a decrease of 13% from ￦3,934 billion as of December 31, 2017. As of June 30, 2018, our non-performing asset ratio was 3.2%, compared to 3.6% as of December 31, 2017.

We cannot provide any assurance that our current level of exposure to non-performing assets will not increase in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

The following table sets forth information regarding our loan loss reserves as of June 30, 2018:

June 30, 2018
(billions of Won, except for percentages)
Loan Loss Reserve (A)	￦ 3,687
NPA (B) (1)	3,427
Total Equity (C)	13,131
Reserve to NPA (A/B)	108%
Equity at Risk (B-A)/C	—

(1)	Non-performing assets, which are defined as assets that are classified as substandard or below.

Source: Internal accounting records.

Investments

As of June 30, 2018, our total investment in securities amounted to ￦10,806 billion, representing 12% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2018:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	￦	8,250	76%
Held-to-Maturity Securities		93	1
Investments in Associates and Subsidiaries		2,463	23

Total	￦	10,806	100%

For further information relating to the classification guidelines and methods of valuation of our financial instruments (including securities), see “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017—Note 5”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2018, we had issued a total amount of ￦36,351 billion in confirmed guarantees and acceptances, of which ￦31,723 billion, representing 87% of the total amount, was classified as normal and ￦4,006 billion, representing 11% of the total amount, was classified as precautionary, and ￦622 billion, representing 2% of the total amount, was classified as substandard or below.

Derivatives

As of June 30, 2018, our outstanding loans made at floating rates of interest totaled approximately ￦52,710 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately ￦50,037 billion, including those raised in Australian Dollar, Euro, Pound Sterling and Brazil Real and swapped into U.S. dollar floating rate borrowings. As of June 30, 2018, we had entered into 461 interest rate related derivative contracts with a notional amount of ￦40,661 billion and had entered into 675 currency related derivative contracts with a notional amount of ￦33,593 billion. See “—Financial Statements and the Auditors—Notes to Separate Financial Statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017—Note 20”.

Sources of Funding

We raised a net total of ￦26,075 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2018, a decrease of 13% from ￦29,829 billion in the corresponding period of 2017. The total loan repayments, including prepayments by our clients, during the first half of 2018 amounted to ￦23,695 billion, a decrease of 2% from ￦24,263 billion during the corresponding period of 2017.

As of June 30, 2018, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of ￦5,560 billion during the first half of 2018.

During the first half of 2018, we issued eurobonds in the aggregate principal amount of US$3,197 million in various types of currencies under our existing global medium term notes program, a 6% decrease from US$3,403 million in the corresponding period of 2017. In addition, we issued global bonds during the first half of 2018 in the aggregate amount of US$1,500 million under our U.S. shelf registration statement compared with US$1,500 million in the corresponding period of 2017. As of June 30, 2018, the outstanding amounts of our notes and debentures were US$30,216 million, JPY 182,820 million, HKD 6,011 million, BRL 2,382 million, EUR 2,667 million, THB 21,800 million, CHF 900 million, AUD 3,259 million, INR 32,042 million, CNY 12,298 million, IDR 8,828,400 million, PEN 267 million, TRY 21 million, NZD 1,172 million, ZAR 654 million, NOK 2,250 million, SEK 250 million, GBP 60 million, CAD 690 million and SGD 510 million.

We also borrow from foreign financial institutions in the form of loans that are principally made bilaterally or by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to five years. As of June 30, 2018, the outstanding amount of such borrowings from foreign financial institutions was US$1,600 million.

As of June 30, 2018, our total paid-in capital amounted to ￦11,815 billion, and the Government, The Bank of Korea and Korea Development Bank owned 66.3%, 9.8% and 23.9%, respectively, of our paid-in capital.

As of June 30, 2018, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), which was ￦71,966 billion, was equal to 19% of the authorized amount of ￦370,020 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2018:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency (1)	2018		2019		2020		2021		Thereafter
	(billions of won)
Won	￦	7,050	￦	4,850	￦	470	￦	—	￦	2,040
Foreign (2)		5,578		9,847		9,083		8,812		24,237

Total Won Equivalent	￦	12,628	￦	14,697	￦	9,553	￦	8,812	￦	26,277

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2018, as announced by the Seoul Money Brokerage Services Ltd.
(2)	This figure includes debentures, bank loans, commercial papers and repurchase agreements.

As of June 30, 2018, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$2,712 million, US$4,693 million and US$3,895 million, respectively. As of June 30, 2018, our total foreign currency liabilities exceeded our total foreign currency assets by US$7,791 million.

Capital Adequacy

As of June 30, 2018, our capital adequacy ratio, on a consolidated basis, was 13.6%, an increase from 12.9% as of December 31, 2017, which was primarily due to an increase in retained earnings.

The following table sets forth our capital base and capital adequacy ratios (on a consolidated basis) reported as of June 30, 2018:

June 30, 2018
(billions of Won, except for percentages)
Tier I	￦ 13,055
Paid-in Capital (including additional paid-in capital)	11,686
Retained Earnings(1)	983
Accumulated other comprehensive income	425
Common shares issued by consolidated subsidiaries of the bank and held by third parties	3
Deductions from Tier I Capital	(42)
Capital Adjustments	—
Deferred Tax Asset	—
Others	(42)
Tier II (General Loan Loss Reserves)	1,812
Total Capital	14,867
Risk Adjusted Assets	109,238
Capital Adequacy Ratios
Tier I common equity	12.0%
Tier 1	12.0%
Tier I and Tier II	13.6%

(1)	Net amount after deducting regulatory reserve for bad loans.

Source: Internal accounting records.

Financial Statements and the Auditors

Our interim separate financial statements as of June 30, 2018 and December 31, 2017 and for the six months ended June 30, 2018 and 2017 appearing in this prospectus supplement were prepared in conformity with Korean IFRS, as summarized in Note 2 of the notes to our unaudited separate financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 included in this prospectus supplement.

K-IFRS 1109, Financial Instruments, which is aimed at improving and simplifying the accounting treatment of financial instruments, is effective for annual periods beginning on or after January 1, 2018 and replaces K-IFRS 1039, Financial Instruments: Recognition and Measurement. We have applied the new accounting standard, K-IFRS 1109, which requires all financial assets to be classified and measured on the basis of an entity’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets, in our unaudited separate financial statements as of and for the six months ended June 30, 2018 included in this prospectus supplement. As permitted by the transition rules of K-IFRS 1109, our comparative unaudited separate financial statements as of December 31, 2017 and for the six months ended June 30, 2017 included in this prospectus supplement have not been restated to retroactively apply K-IFRS 1109 and are not directly comparable to our unaudited separate financial statements as of and for the six months ended June 30, 2018. For information regarding the impact of the application of K-IFRS 1109 on our separate financial statements, see Note 38 of the notes to our unaudited separate financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 included in this prospectus supplement.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

	Korean won
	June 30, 2018(*1)		December 31, 2017
	(In millions)
ASSETS:
Cash and due from financial institutions (Notes 4, 5 and 7)	￦	4,864,717	￦	2,091,920
Financial assets at fair value through profit or loss (“FVTPL”) (Notes 4, 5, 8 and 20)		1,930,661		1,616,973
Hedging derivative assets (Notes 4, 5 and 20)		63,268		228,121
Loans at amortized cost (Notes 4, 5, 10 and 37)		70,043,253		68,223,320
Financial investments (Notes 4, 5 and 9)		8,342,161		6,781,955
Investments in associates and subsidiaries (Note 11)		2,642,502		2,598,607
Tangible assets, net (Note 12)		265,043		268,465
Intangible assets, net (Note 13)		42,120		47,622
Deferred tax assets (Note 34)		943,193		1,126,199
Retirement benefit assets, net (Note 18)		7,672		12,227
Other assets (Notes 4, 5, 14 and 37)		1,284,101		950,531

	￦	90,428,691	￦	83,945,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Financial liabilities at FVTPL (Notes 4, 5 and 20)	￦	1,012,308	￦	911,778
Hedging derivative liabilities (Notes 4, 5 and 20)		1,775,419		1,058,196
Borrowings (Notes 4, 5 and 15)		6,601,474		6,013,457
Debentures (Notes 4, 5 and 16)		64,308,624		60,685,098
Provisions (Note 17)		568,499		675,118
Other liabilities (Notes 4, 5, 19 and 37)		3,031,865		2,088,950

		77,298,189		71,432,597

STOCKHOLDERS’ EQUITY:
Capital stock (Note 21)		11,814,963		11,814,963
Additional paid-in capital		—		—
Capital adjustments		(129,339)		(129,339)
Other components of equity (Notes 20 and 22)		366,369		119,739
Retained earnings (Note 23) (Regulatory reserve for loan losses as of June 30, 2018 and December 31, 2017: ￦302,248 million and ￦206,330 million)		1,078,509		707,980

		13,130,502		12,513,343

	￦	90,428,691	￦	83,945,940

(*1)

The separate interim statement of financial position as of June 30, 2018 was prepared in accordance with K-IFRS No.1109. However, the comparative separate statement of financial position as of December 31, 2017 was not retrospectively restated.

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Korean won
	Six months ended June 30, 2018(*1)		Six months ended June 30, 2017
	(In millions)
OPERATING INCOME:
Net interest income (Notes 24 and 37):
Interest income	￦	1,335,892	￦	1,302,693
Interest expenses		(894,190)		(784,940)

		441,702		517,753

Net commission income (Notes 25 and 37):
Commission income		154,765		205,492
Commission expenses		(4,135)		(2,749)

		150,630		202,743

Dividend income (Note 26)		35,390		33,184
Loss on financial assets at FVTPL (Note 27)		(97,488)		138,818
Gain (loss) on hedging derivative assets (Notes 20 and 28)		(1,005,560)		768,671
Gain (loss) on financial investments (Note 29)		(1,463)		15,539
Gain (loss) on foreign exchange transaction		495,145		(702,210)
Other net operating income (loss) (Note 30)		672,105		(172,509)
Impairment (reversal) on credit (Note 31)		121,193		(121,691)
General and administrative expenses (Note 32)		(102,608)		(100,847)

Total operating income		709,046		579,451

NON-OPERATING INCOME (EXPENSES) (Note 33):
Net gain on investments in associates and subsidiaries		4,577		9,670
Net other non-operating income (expenses)		9,291		(6,882)

		13,868		2,788

INCOME BEFORE INCOME TAX		722,914		582,239
INCOME TAX EXPENSES (Note 34)		(164,026)		(136,899)

NET INCOME		558,888		445,340

(Adjusted income after reserve for bad loans for the six months ended June 30, 2018 and 2017: ￦546,466 million and ￦221,137 million) (Note 23)
OTHER COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD (Note 22)
Items not reclassified subsequently to profit or loss:		—		—
Loss on disposal of financial assets at FVOCI		(17,648)		—
Income tax effect		4,271		—
Items that are or may be reclassified subsequently to profit or loss:
Gain on valuation on available-for-sale (“AFS”) securities		—		(129,103)
Gain on valuation of financial assets at FVOCI		648,043		—
Cash flow hedging gains or losses		(1,702)		(1,904)
Income tax effect		(156,500)		10,168

		476,464		(120,839)

TOTAL COMPREHENSIVE INCOME	￦	1,035,352	￦	324,501

(*1)

The separate interim statement of comprehensive income for the six-month period ended June 30, 2018 was prepared in accordance with K- IFRS No.1109. However, the comparative separate interim statement of comprehensive income for the six-month period ended June 30, 2017 was not retrospectively restated.

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

					Other components of equity
	Capital stock		Additional paid-in capital		Valuation on FVOCI financial instruments		Valuation of cash-flow hedge		Remeasurement, net of defined benefit assets		Gain or loss on disposal of FVOCI financial instruments		Retained earnings		Total
	(Korean won in millions)
January 1, 2017	￦	10,398,055	￦	6,723	￦	259,564	￦	854	￦	19,599	￦	—	￦	535,186	￦	11,219,981
Paid-in capital increase		1,416,908		(130,455)		—		—				—		—		1,286,453
Net income		—		—		—		—		—		—		445,340		445,340
Other comprehensive income:																(120,839)
Loss on valuation of AFS securities, net of tax		—		—		(119,396)		—		—		—		—		(119,396)
Loss on valuation of cash flow hedge, net of tax		—		—		—		(1,443)		—		—		—		(1,443)

June 30, 2017	￦	11,814,963	￦	(123,732)	￦	140,168	￦	(589)	￦	19,599	￦	—	￦	980,526	￦	12,830,935

January 1, 2018	￦	11,814,963	￦	(129,339)	￦	101,985	￦	586	￦	17,168	￦	—	￦	707,980	￦	2,513,343
Adjustments on initial application of K-IFRS No.1109		—		—		(216,017)		—		—		(13,817)		(128,763)		(358,597)
January 1, 2018 (restated)		11,814,963		(129,339)		(114,032)		586		17,168		(13,817)		579,217		12,154,746
Payment of dividends		—		—		—		—		—		—		(59,596)		(59,596)
Net income		—		—		—		—		—		—		558,888		558,888
Other comprehensive income:																476,464
Gain on valuation of FVOCI financial instruments, net of tax		—		—		491,217		—		—		—		—		491,217
Loss on valuation of cash flow hedge, net of tax		—		—		—		(1,376)		—		—		—		(1,376)
Loss on disposal of FVOCI financial instruments, net of tax		—		—		—		—		—		(13,377)		—		(13,377)

June 30, 2018 (*1)	￦	11,814,963	￦	(129,339)	￦	377,185	￦	(790)	￦	17,168	￦	(27,194)	￦	1,078,509	￦	13,130,502

(*1)

The separate interim statement of changes in equity for the six-month period ended June 30, 2018 was prepared in accordance with K- IFRS No.1109. However, the comparative separate interim statement of changes in equity for the six-month period ended June 30, 2017 was not retrospectively restated.

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Korean won
	Six months June 30, 2018(*1)		Six months June 30, 2017
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	￦	558,888	￦	445,340

Adjustments to reconcile net income to net cash used in operating activities:
Income tax expense		164,026		136,899
Interest income		(1,335,892)		(1,302,693)
Interest expenses		894,190		784,940
Dividend income		(35,390)		(33,184)
Dividend received from subsidiaries and associates		(4,577)		(9,905)
Loss on financial assets at FVTPL		2,722		—
Loss on financial assets at FVOCI		1,722		—
Loss on financial assets held for trading		—		336
Loss on AFS financial assets		—		3,390
Transfer to derivatives’ credit risk provision		49,545		28,731
Loss on redemption of debentures		—		1,680
Loss on foreign exchange transactions		490,760		928,824
Impairment loss on credit		120,903		121,691
Impairment loss of investments in subsidiaries and associates		—		235
Loss on fair value hedged items		33,767		227,884
Depreciation and amortization		10,766		8,034
Loss on disposals of tangible, intangible and other assets		1		20
Loss on valuation of derivative assets		1,675,519		537,015
Retirement benefits		4,416		4,488
Gain on financial assets at FVTPL		(13,844)		—
Gain on financial assets at FVOCI		(211)		—
Gain on financial assets held for trading		—		(1,876)
Gain on AFS financial assets		—		(18,929)
Reversal of derivatives’ credit risk provision		(40,533)		(5,806)
Gain on foreign exchange transactions		(983,186)		(198,244)
Impairment reversal on credit		(121,193)		—
Gain on fair value hedged items		(717,545)		(82,136)
Gain on valuation of derivative assets		(523,640)		(1,345,693)
Gain on disposals of tangible assets, intangible assets and other assets		(101)		(22)
Changes in operating assets and liabilities:
Due from financial institutions		(1,256,633)		930,596
Financial assets at FVTPL		540,681		675,633
Hedging derivative net assets		(864,781)		(241,182)
Loans at amortized cost		(506,497)		(661,559)
Other assets		(304,171)		32,063
Provisions		(20,081)		(957,692)
Payment of retirement benefits		139		903
Other liabilities		670,946		137,333
Other provisions		—		(380)
Payment of income tax		(18,306)		(121,838)
Interest received		1,218,802		1,145,299
Interest paid		(764,694)		(701,737)
Dividend received		(38,575)		43,089

Net cash provided by (used in) operating activities		(1,115,858)		511,547

THE EXPORT-IMPORT BANK OF KOREA

SEPARATE INTERIM STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

	Korean won
	Six months June 30, 2018(*1)		Six months June 30, 2017
	(In millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of AFS and HTM financial assets	￦	—	￦	692,007
Disposal of investment instruments		101,809		—
Disposals of investments in associates		475		—
Disposals of tangible assets		1		22
Disposals of intangible assets		380		120
Acquisitions of AFS and HTM financial assets		—		(415,012)
Acquisitions of investment instruments		(240,362)		—
Investments in subsidiaries and associates		(44,370)		(346,422)
Acquisitions of tangible assets		(906)		(960)
Acquisitions of intangible assets		(1,217)		(9,573)

Net cash used in investing activities		(184,190)		(79,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in call money		68		710,000
Proceeds from borrowings		3,290,567		2,726,364
Proceeds from debentures		11,571,264		11,643,149
Increase in deposits		2		—
Repayment of borrowings		(3,010,978)		(4,300,299)
Repayment of debentures		(8,951,815)		(11,420,822)
Decrease in deposits		(4)		—
Expense related to issuance of capital		—		(1,203)
Payment of dividends		(59,596)		—

Net cash provided by (used in) financing activities		2,839,508		(642,811)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		1,499,460		(211,082)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD		815,994		1,354,694
EFFECTS OF FOREIGN EXCHANGE RATE CHANGES ON THE BALANCE OF CASH AND CASH EQUIVALENTS IN FOREIGN CURRENCIES		(76,231)		(32,656)

CASH AND CASH EQUIVALENTS, END OF THE PERIOD (Note 7, 35)	￦	2,239,223	￦	1,110,956

(*1)

The separate interim statement of cash flows for the six-month period ended June 30, 2018 was prepared in accordance with K- IFRS No.1109. However, the comparative separate interim statement of cash flows for the six-month period ended June 30, 2017 was not retrospectively restated.

See accompanying notes to separate interim financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO THE SEPARATE INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2018, AND DECEMBER 31, 2017,

AND FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

1. GENERAL:

(1) Summary of The Export-Import Bank of Korea

The Export-Import Bank of Korea (the “Bank” or the “Company”) was established in 1976 as a special financial institution under The Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e., export and import), investments and resources development activities. As of June 30, 2018, the Bank operates 10 domestic branches, three domestic offices, four overseas subsidiaries and 24 overseas offices.

The Bank’s authorized capital is ￦15,000,000 million, and through numerous capital increases since the establishment, its paid-in capital is ￦11,814,963 million as of June 30, 2018. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”), and the Korea Development Bank hold 66.27%, 9.86%, and 23.87%, respectively, of the ownership of the Bank as of June 30, 2018.

The Bank, as a trustee of the Government, has managed the Economic Development Cooperation Fund (“EDCF”) since June 1987 and the Inter-Korean Cooperation Fund (“IKCF”) since March 1991. These funds are accounted for separately and are not included in the Bank’s separate interim financial statements. The Bank receives fees from the Government for the trustee services.

(2) Summary of subsidiaries and associates

1) Subsidiaries of the Bank as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Subsidiaries	Location	Capital stock	Main business	Number of shares owned	Percentage of owner-ship (%)	Financial statements as of
KEXIM Bank UK Limited	United Kingdom	GBP 20 mil.	Finance	20,000,000	100.00	Jun. 30, 2018
KEXIM Vietnam Leasing Co.(*1)	Vietnam	USD 13 mil.	Finance	—	100.00	Jun. 30, 2018
PT.KOEXIM Mandiri Finance	Indonesia	IDR 52,000 mil.	Finance	442	85.00	Jun. 30, 2018
KEXIM Asia Limited	Hong Kong	USD 30 mil.	Finance	30,000,000	100.00	Jun. 30, 2018

(*1)	This entity does not issue share certificates.

(December 31, 2017)

Subsidiaries	Location	Capital stock	Main business	Number of shares owned	Percentage of owner-ship (%)	Financial statements as of
KEXIM Bank UK Limited	United Kingdom	GBP 20 mil.	Finance	20,000,000	100.00	Dec. 31, 2017
KEXIM Vietnam Leasing Co.(*1)	Vietnam	USD 13 mil.	Finance	—	100.00	Dec. 31, 2017
PT.KOEXIM Mandiri Finance	Indonesia	IDR 52,000 mil.	Finance	442	85.00	Dec. 31, 2017
KEXIM Asia Limited	Hong Kong	USD 30 mil.	Finance	30,000,000	100.00	Dec. 31, 2017

(*1)	This entity does not issue share certificates.

2) Associates of the Bank as of June 30, 2018, and December 31, 2017, are as follows :

(June 30, 2018)

Associates	Location	Capital stock		Main business	Number of shares owned	Percentage of owner-ship (%)	Financial statements as of
Korea Asset Management Corporation	Korea	KRW	860,000 mil.	Financial service	44,482,396	25.86	Jun. 30, 2018
Credit Guarantee and Investment Fund	Philippines	USD	855 mil.	Financial service	100,000,000	11.70	Mar. 31, 2018
Korea Marine Guarantee Incorporated Company	Korea	KRW	322,357 mil.	Financial service	26,999,999	41.88	Jun. 30, 2018
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Korea	KRW	1,319,693 mil.	Shipbuilding	113,075,200	81.25	Jun. 30, 2018
DAESUN Shipbuilding & Engineering Co., Ltd.	Korea	KRW	6,262 mil.	Shipbuilding	1,040,000	83.03	Jun. 30, 2018
KTB Newlake Global Healthcare PEF	Korea	KRW	28,280 mil.	Financial service	7,070,000,000	25.00	Jun. 30, 2018
KBS-KDB Private Equity Fund	Korea	KRW	18,817 mil.	Financial service	3,761,875,000	19.99	Jun. 30, 2018
Korea Shipping and Maritime Transportation	Korea	KRW	25,000 mil.	Financial service	2,000,000	40.00	Jun. 30, 2018
Korea Aerospace Industries. Ltd.	Korea	KRW	487,376 mil.	Manufacturing	25,745,964	26.41	Jun. 30, 2018

(December 31, 2017)

Associates	Location	Capital stock		Main business	Number of shares owned	Percentage of owner- ship (%)	Financial statements as of
Korea Asset Management Corporation	Korea	KRW	860,000 mil.	Financial service	44,482,396	25.86	Dec. 31, 2017
Credit Guarantee and Investment Fund	Philippines	USD	700 mil.	Financial service	100,000,000	14.29	Sep. 30, 2017
Korea Marine Guarantee Incorporated Company	Korea	KRW	322,357 mil.	Financial service	26,999,999	41.88	Dec. 31, 2017
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Korea	KRW	1,319,693 mil.	Shipbuilding	93,294,100	81.25	Sep. 30, 2017
DAESUN Shipbuilding & Engineering Co., Ltd.	Korea	KRW	7,730 mil.	Shipbuilding	1,040,000	67.30	Sep. 30, 2017
KTB Newlake Global Healthcare PEF	Korea	KRW	10,280 mil.	Financial service	257,000,000	25.00	Dec. 31, 2017
KBS-KDB Private Equity Fund	Korea	KRW	11,361 mil.	Financial service	2,366,875,000	20.83	Dec. 31, 2017
Korea Shipping and Maritime Transportation	Korea	KRW	904,884 mil.	Financial service	1,810,000	40.00	Dec. 31, 2017
Korea Aerospace Industries. Ltd.	Korea	KRW	487,376 mil.	Manufacturing	25,745,964	26.41	Dec. 31, 2017

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

(1) Basis of condensed separate financial statement preparation

These condensed separate interim financial statements were prepared in accordance with K-IFRS No. 1034, ‘Interim Financial Reporting’ as part of the period covered by the Bank’s K-IFRS annual financial statements. These condensed separate interim financial statements do not include all of the disclosures required for full annual financial statements.

These financial statements are separate financial statements prepared in accordance with K-IFRS No.1027, ‘Separate Financial Statements’ presented by a parent, an investor with joint control of, or significant influence over, an investee, in which the investments are accounted for at cost.

The Bank’s accounting policies applied for the accompanying condensed separate interim financial statements are the same as the policies applied for the preparation of separate financial statements as of and for the year ended December 31, 2017, except for K-IFRS No. 1109 ‘Financial Instruments’ and K-IFRS No. 1115 ‘Revenue from contracts with customers’, which were initially applied from January 1, 2018.

(2) K-IFRS No. 1109 ‘Financial Instruments’

☐ Classification and measurement of financial assets

Applying K-IFRS No.1109, the Bank classifies financial assets to be measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVPL”) on the basis of the Bank’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. If a hybrid contract contains a host that is a financial asset, the embedded derivatives shall not be separated from the host, and the hybrid contract as a whole shall be classified as a financial asset.

Business model	Contractual cash flows that are solely payments of principal and interests	All other cases
For collecting contractual cash flows	At amortized cost(*1)	At FVPL(*2)
For both collecting contractual cash flows and selling financial assets	At FVOCI(*1)
For trading, and others	At FVPL

(*1)	The Bank may irrevocably designate a financial asset as at FVPL to eliminate or significantly reduce an accounting mismatch.
(*2)	The Bank may irrevocably designate equity instruments that is not held for trading as at FVOCI.

As there are more stringent requirements for a financial asset to be classified as measured at amortized costs or FVOCI under K-IFRS No.1109 compared to the existing guidance in K-IFRS No.1039, the adoption of K-IFRS No.1109 would potentially increase the portion of financial assets that are measured at FVPL, which would also increase the volatility in the Bank’s profit or loss.

☐ Classification and measurement of financial liabilities

According to K-IFRS No.1109, changes in fair value of the financial liability designated as at FVPL that is attributable to changes in the credit risk shall be presented as other comprehensive income, not recognized in profit or loss. Amounts presented in other comprehensive income shall not be subsequently transferred to profit or loss. However, if recognizing the changes in fair value as other comprehensive income creates or enlarges accounting mismatch, the amounts shall be recognized as profit or loss.

☐ Impairment: Financial assets and contract assets

In accordance with the existing standard K-IFRS No.1039, impairment is recognized only if evidence of impairment based on ‘incurred loss model’ is identified. In accordance with K-IFRS No.1109, the new accounting standard, impairment shall be recognized based on ‘expected credit loss impairment model’ for debt instruments, lease receivables, contract assets, loan commitments and financial guarantee contracts, which are measured at amortized cost or FVOCI.

According to K-IFRS No.1109, a loss allowance shall be measured at the amounts of 12 month expected credit losses or lifetime expected credit losses, by the three stages in the table below depending on the extent of significant increase in credit risk since initial recognition. Hence, an early recognition of credit risk may be available compared to the ‘incurred loss model’ in the existing standard K-IFRS No.1039.

Stages (*1)		Loss allowance
Stage 1	No significant increase in credit risk since initial recognition (*2)	12-Month Expected Credit Losses: the portion of lifetime expected credit losses that represent the expected credit losses that result from default events on financial instruments that are possible within 12 months after the reporting date
Stage 2	Significant increase in credit risk since initial recognition	Lifetime Expected Credit Losses: the expected credit losses that result from all possible default events over the expected life of a financial instrument
Stage 3	Objective evidence of credit risk management

(*1)

In cases of trade receivable or contract assets in scope of K-IFRS No.1115 ‘Revenue from Contracts with Customers’, if there is no significant financing component in contracts with customers, loss allowance for such assets shall be measured at lifetime expected credit losses. If a significant financing component exists, entities can elect to measure the loss allowance for trade receivable or contract assets at lifetime expected credit losses. In cases of lease receivable, entities can elect to measure the loss allowance at lifetime expected credit losses as well.

(*2)	If financial instruments have low credit risk at the end of the reporting period, it is also considered that credit risk of such instruments has not increased significantly since initial recognition.

According to K-IFRS No.1109, the Bank only recognizes the cumulative changes in lifetime expected credit losses since initial recognition as a loss allowance for financial assets impaired at its initial recognition.

(3) K-IFRS No. 1115 ‘Revenue from contracts with customers’

The core principle under K-IFRS No.1115 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments introduces a five-step approach to revenue recognition and measurement: 1) Identify the contract with a customer, 2) Identify the performance obligations in the contract, 3) Determine the transaction price, 4) Allocate the transaction price to the performance obligations in the contract and, 5) Recognize revenue when (or as) the entity satisfies a performance obligation. This standard has superseded K-IFRS No.1011, ‘Construction Contracts’, K-IFRS No.1018, ‘Revenue’, K-IFRS No.2113, ‘Customer Loyalty Programmes’, K-IFRS No.2115, ‘Agreements for the Construction of Real Estate’, K-IFRS No.2118, ‘Transfers of Assets from Customers’, and K-IFRS No.2031, ‘Revenue-Barter Transactions Involving Advertising Services’. The amendments are effective for annual periods beginning on or after January 1, 2018.

The Bank does not expect the application of K-IFRS No.1115 will have a significant impact on the separate financial statements.

(4) Functional Currency

Items included in the separate financial statements of each entity in the Bank are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

3. SIGNIFICANT ESTIMATES AND JUDGMENTS:

The preparation of separate financial statements requires the application of accounting policies, especially certain critical accounting estimates and assumptions that may have a significant impact on assets (liabilities) and income (expenses). The management’s estimate of outcome may differ from an actual outcome if the management’s estimate and assumption based on its best judgment at the reporting date are different from the actual environment.

Estimates and assumptions are continually evaluated and the change in an accounting estimate is recognized prospectively by including it in profit or loss in the period of the change, if the change affects that period only, or the period of the change and future periods, if the change affects both. Significant judgments are the same as those applied in preparation of the annual separate financial statements for the year ended December 31, 2017, except for the matters described below.

4. RISK MANAGEMENT:

4-1. Summary

(1) Overview of Risk Management Policy

The financial risks that the Bank is exposed to are credit risk, market risk, liquidity risk, operational risk, interest risk, credit concentration risk, strategy/reputational risk, outsourcing risk, settlement risk and others. Credit risk, market risk, liquidity risk, and operational risk have been recognized as the Bank’s key risks.

The Bank’s risk management system focuses on increasing transparency, developing risk management environment and preemptive response to risks due to rapid changes in financial environment to support the Bank’s long-term strategy and business decision efficiently.

The note regarding financial risk management provides information about the risks that the Bank is exposed to, the objective, policies and process for managing the risk, the methods used to measure the risk and capital adequacy. Additional quantitative information is disclosed throughout the separate financial statements.

(2) Risk Management Group

1) Risk Management Committee

The Risk Management Committee establishes risk management strategies in accordance with the directives of the board of directors and determines the Bank’s target risk appetite, approves significant risk matters and reviews the level of risks that the Bank is exposed to and the appropriateness of the Bank’s risk management operations as an ultimate decision-making authority.

2) Risk Management Council

The Risk Management Council is a consultative group that reviews and makes decisions on matters delegated by the Risk Management Committee and discusses the detailed issues relating to the Bank’s risk management.

3) Risk Management Practices Committee

The Risk Management Practices Committee assists the Risk Management Committee and the Risk Management Council. It performs practical work process relating to risk management plan, including targeted Bank for International Settlements (“BIS”) ratio, risk management strategy, risk measurement, risk analysis, economic capital limit and others.

4-2. Credit risk

(1) Overview of Credit Risk

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For the risk management reporting purposes, the individual borrower’s default risk, country risk, specific risks and other credit risk exposure components are considered as a whole.

(2) Credit Risk Management

The Bank controls the credit concentration risk exposure by applying and managing total exposure limits to prevent the excessive risk concentration to specific industry and specific borrowers. The Bank maintains allowances for loan losses associated with credit risk on loans and receivables to manage its credit risk.

(3) Maximum exposure to credit risk

The Bank’s maximum exposure of financial instruments to credit risk as of June 30, 2018, and December 31, 2017, is as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Cash and due from financial institutions	￦	4,864,717	￦	2,091,920
Financial assets at FVTPL		888,214		891,360
Hedging derivative assets		63,268		228,121
Loans at amortized cost (*1)		72,726,714		71,486,133
Financial investments		1,117,799		1,000,995
Other financial assets		1,435,277		1,102,062
Acceptances and guarantee contracts		41,427,133		42,808,774
Commitments (*2)		16,355,510		19,737,788

	￦	138,878,632	￦	139,347,153

(*1)	Loans at amortized cost exclude loans valuation adjustment related to fair value hedging, allowances for loan losses.
(*2)	Commitments exclude commitments on purchase of beneficiary certificates which are included in other commitments in Note 36.

(4) Credit risk of loans

The Bank maintains allowances for loan losses associated with credit risk on loans to manage its credit risk.

The Bank writes off on non-profitable loans, non-recoverable loans, loans classified as estimated loss by asset quality category, loans requested to be written off by Financial Supervisory Service (“FSS”) and others upon approval of Loan Management Committee.

Loans are categorized as follows (Korean won in millions):

(June 30, 2018)

	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Collective assessment:
Best	￦	16,377,697	￦	8,990	￦	5,309	￦	16,391,996
Outstanding		24,554,525		—		42,767		24,597,292
Good		25,449,485		1,800,051		29,742		27,279,278
Below normal		—		502,900		69,902		572,803

Subtotal		66,381,707		2,311,941		147,720		68,841,369

Individual assessment:
Best		—		—		896,045		896,045
Outstanding		—		—		—		—
Good		—		45,407		69,887		115,294
Below normal		—		711,908		2,162,098		2,874,006

Subtotal		—		757,315		3,128,030		3,885,345

Total	￦	66,381,707	￦	3,069,256	￦	3,275,750	￦	72,726,714

(December 31, 2017)

	Individual assessment		Collective assessment		Total		Ratio (%)
Loans:
Normal
Not past due	￦	2,123,302	￦	66,023,655	￦	68,146,957	94.79
Past due		—		30		30	0.01
Impaired		3,610,399		126,860		3,737,259	5.20

Subtotal		5,733,701		66,150,545		71,884,246	100.00

Net deferred origination fees and costs:
Normal
Not past due		(37)		(396,944)		(396,981)	99.72
Past due		—		—		—	—
Impaired		(1,138)		6		(1,132)	0.28

Subtotal		(1,175)		(396,938)		(398,113)	100.00

Carrying amounts before deducting allowances:
Normal
Not past due		2,123,265		65,626,711		67,749,976	94.77
Past due		—		30		30	0.01
Impaired		3,609,261		126,866		3,736,127	5.22

Subtotal		5,732,526		65,753,607		71,486,133	100.00

Allowances:
Normal
Not past due		(368,644)		(254,029)		(622,673)	18.94
Percentage (%)		17.36		0.39		0.92
Past due		—		(22)		(22)	0.01
Percentage (%)		—		73.33		73.33
Impaired		(2,601,057)		(63,243)		(2,664,300)	81.05
Percentage (%)		72.07		49.85		71.31

Subtotal		(2,969,701)		(317,294)		(3,286,995))	100.00

Percentage (%)		51.80		0.48		4.60
Carrying amounts:
Normal
Not past due		1,754,621		65,372,682		67,127,303	98.43
Past due		—		8		8	0.01
Impaired		1,008,204		63,623		1,071,827	1.56

Total	￦	2,762,825	￦	65,436,313	￦	68,199,138	100.00

The above carrying amounts exclude loan valuation adjustment related to fair value hedging amounting to ￦17,139 million and ￦24,182 million as of June 30, 2018, and December 31, 2017, respectively.

1) Credit quality of loans that are neither past due nor impaired

Credit quality of loans that are neither past due nor impaired as of December 31, 2017, are as follows (Korean won in millions):

(December 31, 2017)

Criteria	Loans									Deferred loan origination fees and costs
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)		Allowances		Carrying amount
Best	￦	2,802,177	￦	9,769,413	￦	2,121,958	￦	14,693,548	21.56	￦ (62,402)		￦(9,752)	￦	14,621,394
Outstanding		4,451,381		29,153,655		1,696,223		35,301,259	51.80	(318,151)		(72,261)		34,910,847
Good		6,485,730		7,888,486		1,226,780		15,600,996	22.90	(13,665)		(144,840)		15,442,491
Below normal		1,763,682		787,472		—		2,551,154	3.74	(2,763)		(395,820)		2,152,571

	￦	15,502,970	￦	47,599,026	￦	5,044,961	￦	68,146,957	100.00	￦ (396,981)	￦	(622,673)	￦	67,127,303

2) Aging analysis of loans that are past due but not impaired

Aging analysis of loans that are past due but not impaired as of December 31, 2017, are as follows (Korean won in millions):

(December 31, 2017)

	Loans									Deferred loan origination fees and costs
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)			Allowances	Carrying amount
Within one months	￦	30	￦	—	￦	—	￦	30	100.00	￦	—	￦ (22)	￦	8
Within two months		—		—		—		—	—		—	—		—
Within three months		—		—		—		—	—		—	—		—
Over three months		—		—		—		—	—		—	—		—

	￦	30	￦	—	￦	—	￦	30	100.00	￦	—	￦ (22)		￦8

3) Loans assessed for impairment on individual basis

Loans assessed for impairment on individual basis by country and industry of the Bank’s counterparties, as of December 31, 2017, are as follows (Korean won in millions):

(December 31, 2017)

	Loans						Allowance						Allowance ratio (%)
	Domestic		Foreign		Total		Domestic		Foreign		Total		Domestic	Foreign	Total
Manufacturing	￦	3,449,650	￦	35,365	￦	3,485,015	￦	(2,484,785)	￦	(35,365)	￦	(2,520,150)	72.03	100.00	72.31
Transportation		—		17,218		17,218		—		—		—	—	—	—
Construction		1,187		—		1,187		(1,187)		—		(1,187)	100.00	—	100.00
Public Sector & Others		—		105,841		105,841		—		(79,720)		(79,720)	—	75.32	75.32

	￦	3,450,837	￦	158,424	￦	3,609,261	￦	(2,485,972)	￦	(115,085)	￦	(2,601,057)	72.04	72.64	72.07

(5) Credit quality of securities (debt securities)

1) Financial assets at FVTPL and Securities (debt securities) exposed to credit risk as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Grade 1	￦	973,885	￦	—	￦	—	￦	973,885
Grade 2		15,087		—		—		15,087
Grade 3		83,802		—		—		83,802
Grade 4		45,025		—		—		45,025
Grade 5		—		—		—		—

Total	￦	1,117,799	￦	—	￦	—	￦	1,117,799

(December 31, 2017)

Securities that are neither past due nor impaired	￦	1,039,660

2) Credit quality of securities (debt securities) that are neither past due nor impaired as December 31, 2017, are as follows (Korean won in millions):

(December 31, 2017)

	Credit quality(*)
	Grade 1		Grade 2		Grade 3		Grade 4		Grade 5		Total
Financial assets at FVTPL	￦	38,665	￦	—	￦	—	￦	—	￦	—	￦	38,665
AFS financial assets		911,518		—		—		—		—		911,518
HTM financial assets		89,477		—		—		—		—		89,477

	￦	1,039,660	￦	—	￦	—	￦	—	￦	—	￦	1,039,660

(*)	Credit quality is classified based on internal credit quality grade as below:

Credit rating
Grade 1	AAA ~ BBB
Grade 2	BBB- ~ BB
Grade 3	BB- ~ B
Grade 4	B- ~ C
Grade 5	D

(6) Concentration of credit risk

The amounts disclosed below exclude loan valuation adjustment related to fair value hedging amounting to ￦17,139 million and ￦24,182 million as of June 30, 2018, and December 31, 2017, respectively.

1) Loans by country where the credit risk belongs to as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(Jun. 30, 2018)

	Loans in local currency		Loans in foreign currencies	Others	Total	Ratio (%)	Deferred loan origination fees	Allowances
Asia:
Korea	￦	17,189,663	6,727,446	1,132,460	25,049,569	34.26	(7,656)	(2,153,817)
China		—	1,813,432	268,402	2,081,834	2.85	(453)	(32,884)
Saudi Arabia		—	3,845,382	12,812	3,858,194	5.28	(48,872)	(7,919)
India		—	3,197,139	45,267	3,242,406	4.44	(20,626)	(5,104)
Indonesia		17,000	3,343,157	8,947	3,369,104	4.61	(65,791)	(12,657)
Vietnam		—	3,910,463	9,233	3,919,696	5.36	(22,576)	(19,266)
Australia		—	2,170,037	45,667	2,215,704	3.03	(19,001)	(2,817)
Philippines		—	155,779	2,632	158,411	0.22	(40)	(914)
Qatar		—	684,215	—	684,215	0.94	(2,695)	(3,674)
Singapore		—	244,161	103,057	347,218	0.47	(1,027)	(700)
Oman		—	1,035,831	9,495	1,045,326	1.43	(11,158)	(3,693)
Hong Kong		—	1,086,769	581,156	1,667,925	2.28	(2,317)	(1,257)
The United Arab Emirates		—	3,212,203	4,554	3,216,757	4.40	(25,209)	(967)
Others		—	3,055,587	606,588	3,662,175	5.01	(50,585)	(36,115)

Subtotal		17,206,663	34,481,601	2,830,270	54,518,534	74.57	(278,006)	(2,281,784)

Europe:
Russia		—	366,756	—	366,756	0.50	(8)	(1,061)
United Kingdom		—	469,614	68,770	538,384	0.74	(1,478)	(730)
France		—	170,954	156,038	326,992	0.45	(2,053)	(297)
Netherlands		—	2,767	24,143	26,910	0.04	—	(85)
Malta		—	120,904	—	120,904	0.17	(1,046)	(132)
Uzbekistan		—	689,743	68,720	758,463	1.04	(6,009)	(7,671)
Greece		—	236,121	—	236,121	0.32	(1,263)	(281)
Turkey		—	799,541	12,511	812,052	1.11	(16,340)	(3,090)
Germany		—	270,860	130	270,990	0.37	(432)	(580)
Ukraine		—	103,911	—	103,911	0.14	(2,058)	(1,221)
Cyprus		—	222,117	—	222,117	0.30	(2,090)	(57)
Hungary		—	143,110	—	143,110	0.20	(1,063)	(19,821)
Others		—	739,675	73,793	813,468	1.11	(4,351)	(3,861)

Subtotal		—	4,336,073	404,105	4,740,178	6.48	(38,191)	(38,887)

America:
Panama		—	1,216,011	—	1,216,011	1.66	(2,935)	(4,192)
United States		—	2,412,273	54,683	2,466,956	3.37	(5,539)	(30,956)
The British Virgin Islands		—	207,749	—	207,749	1.13	(2,229)	(377)
Mexico		—	823,766	—	823,766	1.31	(5,962)	(1,921)
Bermuda		—	957,382	—	957,382	2.93	(6,937)	(61,783)
Brazil		—	2,142,974	—	2,142,974	1.95	(5,260)	(5,234)
Others		—	1,422,087	6,547	1,428,634	12.64	(5,126)	(30,528)

Subtotal		—	9,182,242	61,230	9,243,472	1.13	(33,988)	(134,991)

Africa:
Marshall Islands		—	2,225,096	—	2,225,096	3.04	(10,080)	(2,635)
Liberia		—	438,505	—	438,505	0.60	(3,111)	(45,837)
Madagascar		—	389,134	—	389,134	0.53	(1,692)	(65,380)
Others		—	1,551,268	3,077	1,554,345	2.13	(17,482)	(131,086)

Subtotal		—	4,604,003	3,077	4,607,080	6.30	(32,365)	(244,938)

Total		17,206,663	52,603,919	3,298,682	73,109,264	100.00	(382,550)	(2,700,600)

(December 31, 2017)

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)	Deferred loan origination fees		Allowances
Asia:
Korea	￦	18,939,007	￦	5,315,232	￦	604,003	￦	24,858,242	34.58	￦	(6,410)	￦	(2,995,149)
China		—		1,833,920		311,601		2,145,521	2.98		(366)		(37,646)
Saudi Arabia		—		3,795,685		24,637		3,820,322	5.31		(52,670)		(8,303)
India		—		2,743,764		26,628		2,770,392	3.85		(22,580)		(4,003)
Indonesia		17,000		3,234,658		8,326		3,259,984	4.54		(70,546)		(10,627)
Vietnam		—		3,250,478		16,027		3,266,505	4.54		(22,466)		(20,972)
Australia		—		2,170,414		836		2,171,250	3.02		(19,996)		(4,234)
Philippines		—		245,572		—		245,572	0.34		(50)		(10,126)
Qatar		—		678,507		—		678,507	0.94		(2,832)		(2,302)
Singapore		—		163,068		75,507		238,575	0.33		(851)		(318)
Oman		—		975,651		10,707		986,358	1.37		(11,643)		(3,121)
Hong Kong		—		999,457		387,148		1,386,605	1.93		(2,383)		(2,491)
The United Arab Emirates		—		2,921,077		4,863		2,925,940	4.08		(27,197)		(6,928)
Others		—		2,296,222		3,168,744		5,464,966	7.61		(53,012)		(16,618)

Subtotal		18,956,007		30,623,705		4,639,027		54,218,739	75.42		(293,002)		(3,122,838)

Europe:
Russia		—		362,699		—		362,699	0.50		(15)		(1,208)
United Kingdom		—		444,050		66,542		510,592	0.71		(1,469)		(433)
France		—		144,968		3,062		148,030	0.21		(2,188)		(83)
Netherlands		—		2,642		12,918		15,560	0.02		—		(44)
Malta		—		125,602		—		125,602	0.17		(1,211)		—
Uzbekistan		—		669,111		155,895		825,006	1.15		(6,263)		(4,770)
Greece		—		237,504		—		237,504	0.33		(1,327)		(114)
Turkey		—		659,824		2,802		662,626	0.92		(9,059)		(1,999)
Germany		—		281,095		402		281,497	0.39		(478)		(709)
Ukraine		—		119,102		—		119,102	0.17		(3,000)		(91)
Cyprus		—		232,689		—		232,689	0.32		(2,354)		—
Hungary		—		145,347		—		145,347	0.20		(1,095)		(5,433)
Others		—		568,424		99,041		667,465	0.94		(3,692)		(2,097)

Subtotal		—		3,993,057		340,662		4,333,719	6.03		(32,151)		(16,981)

America:
Panama		—		1,215,278		—		1,215,278	1.69		(3,273)		(6,440)
United States		—		2,540,975		72,629		2,613,604	3.64		(7,733)		(80,463)
The British Virgin Islands		—		219,215		—		219,215	0.30		(2,363)		(47)
Mexico		—		834,136		—		834,136	1.16		(6,167)		(2,194)
Bermuda		—		819,398		—		819,398	1.14		(7,173)		(16,533)
Brazil		—		2,097,645		—		2,097,645	2.92		(5,589)		(4,117)
Others		—		1,426,809		3,299		1,430,108	1.99		(5,843)		(23,511)

Subtotal		—		9,153,456		75,928		9,229,384	12.84		(38,141)		(133,305)

Africa:
Marshall Islands		—		1,903,658		—		1,903,658	2.65		(11,349)		(8,025)
Liberia		—		444,802		—		444,802	0.62		(3,344)		(666)
Madagascar		—		371,684		—		371,684	0.52		(1,832)		(1,200)
Others		—		1,382,260		—		1,382,260	1.92		(18,294)		(3,980)

Subtotal		—		4,102,404		—		4,102,404	5.71		(34,819)		(13,871)

Total	￦	18,939,007	￦	47,872,622	￦	5,055,617	￦	71,884,246	100.00	￦	(398,113)	￦	(3,286,995)

2) Loans by industry as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Loans									Deferred loan origination fees		Allowances
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	￦	11,697,301	￦	23,687,505	￦	437,929	￦	35,822,735	49.00	￦	(155,540)	￦	(2,455,039)
Transportation		402,155		7,393,327		—		7,795,482	10.66		(38,686)		(155,116)
Financial institutions		3,680,368		6,937,118		2,810,943		13,428,429	18.37		(6,335)		(16,646)
Wholesale and retail		381,493		1,368,201		38,391		1,788,085	2.45		(3,333)		(11,137)
Real estate		—		106,590		—		106,590	0.15		(1,810)		(703)
Construction		625,189		419,750		446		1,045,385	1.43		(8,184)		(7,629)
Public sector and others		420,157		12,691,428		10,973		13,122,558	17.94		(168,662)		(54,330)

Total	￦	17,206,663	￦	52,603,919	￦	3,298,682	￦	73,109,264	100.00	￦	(382,550)	￦	(2,700,600)

(December 31, 2017)

	Loans									Deferred loan origination fees		Allowances
	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	￦	14,316,259	￦	21,739,146	￦	264,633	￦	36,320,038	50.53	￦	(163,359)	￦	(3,090,742)
Transportation		273,905		6,663,808		—		6,937,713	9.65		(39,566)		(27,784)
Financial institutions		2,477,740		4,929,310		4,762,571		12,169,621	16.93		(5,451)		(17,960)
Wholesale and retail		691,117		1,212,952		25,590		1,929,659	2.68		(3,447)		(8,444)
Real estate		9,000		318,201		—		327,201	0.46		(1,917)		(801)
Construction		752,442		599,986		447		1,352,875	1.88		(588)		(9,790)
Public sector and others		435,545		12,409,218		2,376		12,847,139	17.87		(183,785)		(131,474)

Total	￦	18,956,008	￦	47,872,621	￦	5,055,617	￦	71,884,246	100.00	￦	(398,113)	￦	(3,286,995)

3) Concentration of credit risk of financial assets at FVTPL and securities (debt securities) by industry as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Amount		Ratio (%)
Financial Assets at FVTPL
Government and government sponsored institutions	￦	—	—
Banking and insurance		11,168	37.00
Others		19,014	63.00

Subtotal		30,182	100.00

Financial Assets at FVOCI
Government and government sponsored institutions		101,639	9.91
Banking and insurance		880,625	85.90
Others		42,959	4.19

Subtotal		1,025,223	100.00

Financial Assets at amortized cost
Government and government sponsored institutions		—	—
Banking and insurance		90,329	97.57
Others		2,247	2.43

Subtotal		92,576	100.00

Total	￦	1,147,981

(December 31, 2017)

	Amount		Ratio (%)
Financial Assets at FVTPL
Government and government sponsored institutions	￦	—	—
Banking and insurance		12,729	32.92
Others		25,936	67.08

Subtotal		38,665	100.00

AFS financial assets
Government and government sponsored institutions		165,117	18.11
Banking and insurance		370,859	40.69
Others		375,542	41.20

Subtotal		911,518	100.00

HTM financial assets
Government and government sponsored institutions		5,356	5.98
Banking and insurance		61,076	68.26
Others		23,045	25.76

Subtotal		89,477	100.00

Total	￦	1,039,660

4) Concentration of credit risk of financial assets at FVTPL and securities (debt securities) by country as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Jun. 30, 2018
	Amount		Ratio (%)
Financial assets at FVTPL
Korea	￦	13,403	44.41
Others		16,779	55.59

Subtotal		30,182	100.00

Financial Assets at FVOCI
Korea		289,083	28.20
Others		736,140	71.80

Subtotal		1,025,223	100.00

Financial Assets at amortized cost
Korea		38,997	42.12
Others		53,579	57.88

Subtotal		92,576	100.00

Total	￦	1,147,981

(December 31, 2017)

	Dec. 31, 2017
	Amount		Ratio (%)
Financial assets at FVTPL
United States	￦	24,895	64.39
Others		13,770	35.61

Subtotal		38,665	100.00

AFS financial assets
Korea		323,725	35.51
United States		427,449	46.89
Others		160,334	17.60

Subtotal		911,518	100.00

HTM financial assets
Korea		28,616	31.98
China		27,912	31.19
Others		32,949	36.83

Subtotal		89,477	100.00

Total	￦	1,039,660

5) Credit enhancement and its financial effect as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Loans (*1)		Acceptances and guarantees		Unused loan commitments		Total		Ratio (%)
Maximum exposure to credit risk	￦	72,726,713	￦	41,427,133	￦	16,355,510	￦	130,509,356	100.00

Credit enhancement:
Deposits and savings		110,589		94,519		7,016		212,124	0.16
Export guarantee insurance		25,367		802,993		1,891		830,251	0.64
Guarantee		4,504,641		1,815,343		1,292,395		7,612,379	5.82
Securities		157,196		410,179		17,400		584,775	0.45
Real estate		1,801,462		1,242,173		109,221		3,152,856	2.42
Ships		810,790		206,783		—		1,017,573	0.78
Others		1,472,942		—		10,452		1,483,394	1.14

Subtotal		8,882,987		4,571,990		1,438,375		14,893,352	11.41

Exposure to credit risk after deducting credit enhancement	￦	63,843,726	￦	36,855,143	￦	14,917,135	￦	115,616,004	88.59

(*1) Loans exclude loans valuation adjustment related to fair value hedging.

(December 31, 2017)

	Loans (*1)		Acceptances and guarantees		Unused loan commitments		Total		Ratio (%)

Maximum exposure to credit risk	￦	71,486,133	￦	42,808,774	￦	19,737,788	￦	134,032,695	100.00

Credit enhancement:
Deposits and savings		93,112		93,168		7,840		194,120	0.15
Export guarantee insurance		—		884,694		1,806		886,500	0.66
Guarantee		3,851,033		1,902,263		1,381,731		7,135,027	5.32
Securities		149,004		410,282		17,450		576,736	0.43
Real estate		1,720,631		1,146,484		432,126		3,299,241	2.46
Ships		859,813		205,874		9,643		1,075,330	0.80
Others		1,515,638		23,402		9,838		1,548,878	1.16

Subtotal		8,189,231		4,666,167		1,860,434		14,715,832	10.98

Exposure to credit risk after deducting credit enhancement	￦	63,296,902	￦	38,142,607	￦	17,877,354	￦	119,316,863	89.02

(*1) Loans exclude loans valuation adjustment related to fair value hedging.

4-3. Liquidity risk

(1) Overview of liquidity risk

Liquidity risk is the risk that the Bank is unable to meet its payment obligations arising from financial liabilities as they become due. The Bank discloses all financial asset, financial liabilities and off-balance-sheet items, such as loan commitments and analysis of the contractual maturity, which are related to liquidity risk, into seven categories. The cash flows disclosed in the maturity analysis are undiscounted contractual amounts, including principal and future interest, which resulted in disagreement with the discounted cash flows included in the separate statements of financial position. However, for derivatives, each discounted cash flow consisting of current fair value is presented.

(2) Principles of the liquidity risk management

1) Liquidity risk is managed with integration. The Bank measures, reports and controls liquidity risk by quantification with reasonable method.

2) Liquidity risk reflects financing plans and fund-using plans, and the Bank reports the liquidity risk with preciseness, timeliness and consistency.

3) The Bank establishes liquidity risk management strategy by analyzing liquidity maturity, liquidity gap structure and market environment.

(3) Liquidity risk management

Risk management department monitors changes by liquidity risk sources and compliance of risk limits. It notifies related departments to prepare countermeasures in case the measured liquidity risk is close to risk limits. Also, it analyzes crisis situations and effects of the crisis situations and reports to the Risk Management Committee on a regular basis. Each related department monitors changes of liquidity risk sources and compliance of risk limits by itself and if exposure to new risk is expected, it discusses the matter with the head of risk management department.

(4) Measurement of liquidity risk

The Bank measures liquidity ratio, liquidity gap ratio and others for local currency and foreign currencies and simulates analysis reflecting market environment, product features and the Bank’s strategies.

(5) Analysis on remaining contractual maturity of financial liabilities and off-balance-sheet items

Remaining contractual maturity and amount of financial liabilities and off-balance-sheet items as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	On demand		Within 1 month		1 to 3 months		3 to 6 Months		6 to 12 months		1 year to 5 years		Over 5 years		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	1,012,308	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	1,012,308
Hedging derivative liabilities		—		7,260		36,855		18,017		148,442		824,891		739,954		1,775,419
Borrowings		—		417,190		1,747,505		422,228		285,943		3,730,274		332,616		6,935,756
Debentures		—		1,011,349		3,509,201		6,006,009		9,491,042		34,879,585		17,840,671		72,737,857
Other financial liabilities		—		1,365,664		2,052		423,324		387		59,529		866,422		2,717,378

	￦	1,012,308	￦	2,801,463	￦	5,295,613	￦	6,869,578	￦	9,925,814	￦	39,494,279	￦	19,779,663	￦	85,178,718

Off-balance sheet items(*):
Commitments	￦	16,355,510	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	16,355,510
Financial guarantee contracts		14,952,448		—		—		—		—		—		—		14,952,448

	￦	31,307,958	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	31,307,958

(*)	Guarantees and loan commitments and other credit facilities provided by the Bank have maturities. However, if the counterparty requests the payment immediately, the payment must be fulfilled.

(December 31, 2017)

	On demand		Within 1 month		1 to 3 months		3 to 6 Months		6 to 12 months		1 year to 5 years		Over 5 years		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	911,778	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	911,778
Hedging derivative liabilities		—		206		57,322		91,587		45,610		449,538		413,933		1,058,196
Borrowings		—		216,013		15,770		1,139,708		424,604		3,936,528		575,566		6,308,189
Debentures		—		912,759		3,000,853		5,332,189		9,803,980		31,884,629		17,443,603		68,378,013
Other financial liabilities		—		985,367		—		—		65,689		34,810		708,632		1,794,498

	￦	911,778	￦	2,114,345	￦	3,073,945	￦	6,563,484	￦	10,339,883	￦	36,305,505	￦	19,141,734	￦	78,450,674

Off-balance sheet items(*):
Commitments	￦	19,737,788	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	19,737,788
Financial guarantee contracts		14,493,065		—		—		—		—		—		—		14,493,065

	￦	34,230,853	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—	￦	34,230,853

(*)	Guarantees and loan commitments and other credit facilities provided by the Bank have maturities. However, if the counterparty requests the payment immediately, the payment must be fulfilled.

4-4. Market risk

(1) Overview of market risk

1) Definition of market risk

Market risk is the risk of possible losses that arise from the changes of market factors, such as interest rate, stock price, foreign exchange rate, commodity value and other market factors related to the fair value or future cash flows of the financial instruments. The Bank classifies exposures to market risk into either foreign exchange rate risk or interest rate risk. Foreign exchange risk means that possible losses on assets and liabilities denominated in foreign currencies due to changes of foreign exchange rate. Interest rate risk means that possible losses on assets and liabilities due to changes of interest rate.

2) Market risk management group

The Bank operates the Risk Management Committee and the Risk Management Council for managing risks and risk limits. The Risk Management Practices Committee assists the Risk Management Committee and the Risk Management Council for practical matters, such as managing adequate assets and liabilities by analyzing foreign exchange risk, interest rate risk, liquidity risk, money balance plan and effects by initiating new product. Market risk is managed by product and currency for minimizing segments exposed to changes of foreign exchange, interest rate and securities’ price. Foreign exchange risk is measured by definite method and probabilistic method and definite method is used for limits management. Interest rate value at risk (“VaR”) and interest rate earning at risk (“EaR”) are measured by BIS standards, definite method and probabilistic method and definite method is used for limits management. Meanwhile, the Bank performs financial crisis analysis supposing exceptional, but possible events for evaluating latent weakness. The analysis is used for important decision making, such as risk mitigation, emergency plan development and limit setup. The results of the analysis are reported to the board of directors and management on a quarterly basis.

(2) Foreign exchange risk

1) Management of foreign exchange risk

Foreign exchange risk management limit is set up and included in internal capital management limit. A risk management division head monitors changes of foreign exchange risk by source and compliance of risk limits regularly. A finance division head also monitors changes of foreign exchange risk by source and compliance of risk limits. The finance division head needs to cooperate with the risk management division head in case it is expected that the Bank will be exposed to a new risk. The risk management division head orders related divisions to prepare countermeasures in case it is apprehended that foreign exchange risk exceeds risk limit. If foreign exchange risk exceeds the risk limit, the risk management division head orders related divisions to prepare countermeasures and reports to Risk Management Committee after resolving the exceeded limit problem.

2) Measurement of foreign exchange risk

Foreign exchange risk is managed by foreign exchange VaR and foreign exchange position. Foreign exchange VaR is measured on a monthly basis and foreign exchange position is measured on a daily basis. It is measured separately by currency for assets and liabilities denominated in foreign currencies exceeding 5% of total assets and liabilities denominated in foreign currencies.

3) Measurement method

① VaR

The Bank uses a yearly VaR to measure market risk. The yearly VaR is a statistically estimated maximum amount of loss that could occur in one year under normal distribution of financial variables. The Bank calculates VaR using equal weighted-average method based on historical changes in market rates, prices and volatilities over the previous five years data and measures VaR at a 99% single tail confidence level. VaR is a commonly used market risk management technique. However, the method has some shortcomings.

VaR estimates possible losses over a certain period at a particular confidence level using past market movement data. Past market movement, however, is not necessarily a good indicator of future events, as there may be conditions and circumstances in the future that the model does not anticipate. As a result, the timing and magnitude of the actual losses can be different, depending on the assumptions made at the time of calculation. In addition, the time periods used for the model, generally one day or 10 days, are assumed to be a sufficient holding period before liquidating the relevant underlying positions. If these holding periods are not sufficient, or too long, the VaR results may understate or overstate the potential loss.

② Stress testing

The stress testing is carried out to analyze the abnormal market situation reflecting intrinsic volatility of foreign exchange that has significant influent on the value of portfolio. The Bank mainly uses historical scenario tool and also uses hypothetical scenario tool for the analysis of an abnormal market situation. Stress testing is performed at least once in every quarter.

③ Results of measurement

Results of foreign exchange VaR as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018								Dec. 31, 2017
	Average		Minimum		Maximum		Ending		Average		Minimum		Maximum		Ending
Foreign exchange risk	￦	20,185	￦	4,635	￦	36,969	￦	12,300	￦	55,558	￦	6,117	￦	111,035	￦	37,718

(3) Interest rate risk

1) Management of interest rate risk

Interest rate risk management limit is set up and included in internal capital management limit. A risk management division head monitors changes of interest rate risk by source and compliance of risk limits regularly. A finance division head also monitors changes of interest rate risk by source and compliance of risk limits. The finance division head needs to cooperate with the risk management division head in case it is expected that the Bank will be exposed to a new risk. The risk management division head orders related divisions to prepare countermeasures in case it is apprehended that interest rate risk exceeds risk limit. If interest rate risk exceeds the risk limit, the risk management division head orders related divisions to prepare countermeasures and reports to Risk Management Committee after resolving the exceeded limit problem.

2) Measurement of interest rate risk

Interest rate risk is managed by measuring interest rate EaR and interest rate VaR and uses interest rate sensitivity gap and duration gap as supplementary index. Interest rate EaR and interest rate VaR are measured on a monthly basis, and interest rate sensitivity gap and duration gap are measured on a daily basis. The Bank simulates analysis reflecting market environment, product features and the Bank’s strategies.

3) Measurement method

① VaR

The Bank uses a yearly VaR to measure market risk. The yearly VaR is a statistically estimated maximum amount of loss that could occur in one year under normal distribution of financial variables. The Bank calculates VaR using equal weighted-average method based on historical changes in market rates, prices and volatilities over the previous five years data and measures VaR at a 99% single tail confidence level. This means the actual amount of loss may exceed the VaR, on average, once out of 100 business days. VaR is a commonly used market risk management technique. However, the method has some limitations.

VaR estimates possible losses over a certain period at a particular confidence level using past market movement data. Past market movement, however, is not necessarily a good indicator of future events, as there may be conditions and circumstances in the future that the model does not anticipate. As a result, the timing and magnitude of the actual losses can be different depending on the assumptions made at the time of calculation. In addition, the time periods used for the model, generally one day or 10 days, are assumed to be a sufficient holding period before liquidating the relevant underlying positions. If these holding periods are not sufficient or too long, the VaR results may understate or overstate the potential loss.

② Stress testing

The stress testing is carried out to analyze the abnormal market situation reflecting intrinsic volatility of interest rate that has significant influence on the value of portfolio. The Bank mainly uses historical scenario tool and also uses hypothetical scenario tool for the analysis of an abnormal market situation. Stress testing is performed at least once in every quarter.

③ Results of measurement

Results of interest rate VaR as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018								Dec. 31, 2017
	Average		Minimum		Maximum		Ending		Average		Minimum		Maximum		Ending
Interest rate risk	￦	84,180	￦	37,984	￦	112,921	￦	37,984	￦	112,024	￦	58,413	￦	179,886	￦	96,423

4-5. Capital risk

The Bank follows the standard of capital adequacy established by the Financial Services Commission. The standard is based on Basel III, which was established by Basel Committee on Banking Supervision in BIS. In Korea, this standard has been followed since December 2013. According to the standard, domestic banks should maintain at least 8% or above of BIS capital ratio for risk-weighted asset, and quarterly report BIS capital ratio to the FSS.

According to Korean Banking Supervision rules for operations, the Bank’s capitals are mainly divided into two categories:

1) Tier 1 capital (basic capital): Basic capital is composed of capital stock-common and other basic capital. Capital stock-common includes common stock satisfied with qualifications, capital surplus, retained earnings, accumulated other comprehensive income, other reserves and non-controlling interests among the common stock of consolidated subsidiaries. Other basic capital includes securities and capital surplus satisfied with qualifications

2) Tier 2 capital (supplementary capital): Supplementary capital is composed of the securities and capital surplus satisfied with qualifications, non-controlling interests among the securities of consolidated subsidiaries and the amounts of less than below 1.25% of credit risk-weighted asset like allowance for credit losses in respect of credits classified as normal or precautionary.

The risk-weighted asset includes intrinsic risks in total assets, errors of internal operation processes and loss risk from external events. It indicates a size of assets reflecting the level of risks that the Bank bears. The Bank computes the risk-weighted asset by risks (credit risk, market risk and operational risk) and uses it for calculation of BIS capital ratio.

5. FINANCIAL ASSETS AND FINANCIAL LIABILITIES:

5-1. Classification and fair value

(1) Carrying amounts and fair values of financial instruments as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Classification	Carrying amount		Fair value
Financial assets:
Cash and due from financial institutions	Non-recurring	￦	4,864,717	￦	4,864,730
Financial assets at FVTPL	Recurring		1,930,661		1,930,661
Hedging derivative assets	Recurring		63,268		63,268
Loans at amortized cost	Non-recurring		70,043,253		70,129,266
Financial assets at FVOCI	Recurring		8,249,619		8,249,619
Financial assets at amortized cost	Non-recurring		92,542		92,477
Other financial assets	Non-recurring		1,266,116		1,266,116

		￦	86,510,176	￦	86,596,137

Financial liabilities:
Financial liabilities at FVTPL	Recurring	￦	1,012,308	￦	1,012,308
Hedging derivative liabilities	Recurring		1,775,419		1,775,419
Borrowings	Non-recurring		6,601,474		6,596,351
Debentures	Non-recurring		64,308,624		63,466,021
Other financial liabilities	Non-recurring		2,717,379		2,717,379

		￦	76,415,204	￦	75,567,478

(December 31, 2017)

	Classification	Carrying amount		Fair value
Financial assets:
Cash and due from financial institutions	Non-recurring	￦	2,091,920	￦	2,092,008
Financial assets at FVTPL	Recurring		1,616,973		1,616,973
Hedging derivative assets	Recurring		228,121		228,121
Loans	Non-recurring		68,223,320		69,459,210
AFS financial assets	Recurring		6,692,478		6,692,478
HTM financial assets	Non-recurring		89,477		89,119
Other financial assets	Non-recurring		933,510		933,510

		￦	79,875,799	￦	81,111,419

Financial liabilities:
Financial liabilities at FVTPL	Recurring	￦	911,778	￦	911,778
Hedging derivative liabilities	Recurring		1,058,196		1,058,196
Borrowings	Non-recurring		6,013,457		5,985,700
Debentures	Non-recurring		60,685,098		61,193,068
Other financial liabilities	Non-recurring		1,794,498		1,794,498

		￦	70,463,027	￦	70,943,240

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For each class of financial assets and financial liabilities, the Bank discloses the fair value of that class of assets and liabilities in a way that permits them to be compared with their carrying amount at the end of each reporting period. The best evidence of fair value of financial instruments is quoted price in an active market.

Methods for measuring fair value of financial instruments are as follows:

Financial instruments	Method of measuring fair value
Loans and receivables

As demand deposits and transferable deposits do not have maturity and are readily convertible to cash, the carrying amounts of these deposits approximate their fair values. Fair values of the deposits with the maturity of more than one year are determined by discounted cash flow model (“DCF model”).

DCF model is also used to determine the fair value of loans. Fair value is determined by discounting the cash flows expected from the each contractual period by applying the discount rates for each period.

Investment securities	Trading financial assets and liabilities and AFS financial assets are measured at fair value using a quoted market price in an active market. If a quoted market price is not available, they are measured by using a price quoted by a third party, such as a pricing service or broker or using the DCF model.

Derivatives	For exchange traded derivative, quoted price in active market is used to determine fair value and for OTC derivative, fair value is determined primarily using the DCF model. The Bank uses internally developed valuation models that are widely used by market participants to determine fair value of plain OTC derivatives including option, interest rate swap and currency swap based on observable market parameters. However, some complex financial instruments are valued using the results of independent pricing services, where part or all of the inputs are not observable in the market.

Borrowings	Fair value is determined using DCF model discounting contractual future cash flows by appropriate discount rate.

Debentures

Fair value of debentures denominated in local currency is determined by using the valuation of independent third-party pricing services in accordance with the market prices that are quoted in active markets.

Fair value of debentures denominated in foreign currencies is determined by DCF model.

Fair values of financial assets and financial liabilities classified as fair value Level 3 of the fair value hierarchy are determined by using the valuation of independent third-party pricing services. Meanwhile, carrying amounts of other financial assets and financial liabilities are regarded as an approximation of fair values.

(2) Fair value hierarchy

Fair value hierarchy of financial assets and liabilities, which are not measured at fair value as of June 30, 2018, and December 31, 2017, is as follows (Korean won in millions):

(June 30, 2018)

	Level 1		Level 2		Level 3		Total
Financial assets:
Cash and due from financial institutions	￦	1,737,222	￦	—	￦	3,127,508	￦	4,864,730
Loans at amortized cost		—		—		70,129,266		70,129,266
Financial assets at amortized cost		—		92,477		—		92,477
Other financial assets		—		—		1,266,116		1,266,116

Total	￦	1,737,222	￦	92,477	￦	74,522,890	￦	76,352,589

Financial liabilities:
Borrowings	￦	—	￦	6,596,351	￦	—	￦	6,596,351
Debentures		—		63,466,021		—		63,466,021
Other financial liabilities		—		—		2,717,379		2,717,379

Total	￦	—	￦	70,062,372	￦	2,717,379	￦	72,779,751

(December 31, 2017)

	Level 1		Level 2		Level 3		Total
Financial assets:
Cash and due from financial institutions	￦	647,521	￦	—	￦	1,444,487	￦	2,092,008
Loans		—		—		69,459,210		69,459,210
HTM financial assets		—		89,119		—		89,119
Other financial assets		—		—		933,510		933,510

	￦	647,521	￦	89,119	￦	71,837,207	￦	72,573,847

Financial liabilities:
Borrowings	￦	—	￦	5,985,700	￦	—	￦	5,985,700
Debentures		—		61,193,068		—		61,193,068
Other financial liabilities		—		—		1,794,498		1,794,498

	￦	—	￦	67,178,768	￦	1,794,498	￦	68,973,266

Fair value hierarchy of financial assets and liabilities measured at fair value as of June 30, 2018, and December 31, 2017, is as follows (Korean won in millions):

(June 30, 2018)

	Level 1		Level 2		Level 3		Total
Financial assets:
Financial assets at FVTPL	￦	—	￦	1,720,239	￦	210,422	￦	1,930,661
Hedging derivative assets		—		63,268		—		63,268
Financial assets at FVOCI		306,212		925,754		7,017,653		8,249,619

	￦	306,212	￦	2,709,261	￦	7,228,075	￦	10,243,548

Financial liabilities:
Financial liabilities at FVTPL	￦	—	￦	1,012,308	￦	—	￦	1,012,308
Hedging derivative liabilities		—		1,775,419		—		1,775,419

	￦	—	￦	2,787,727	￦	—	￦	2,787,727

(December 31, 2017)

	Level 1		Level 2		Level 3		Total
Financial assets:
Financial assets at FVTPL	￦	725,613	￦	891,360	￦	—	￦	1,616,973
Hedging derivative assets		—		228,121		—		228,121
AFS financial assets		319,416		812,471		3,906,416		5,038,303

	￦	1,045,029	￦	1,931,952	￦	3,906,416	￦	6,883,397

Financial liabilities:
Financial liabilities at FVTPL	￦	—	￦	911,778	￦	—	￦	911,778
Hedging derivative liabilities		—		1,058,196		—		1,058,196

	￦	—	￦	1,969,974	￦	—	￦	1,969,974

The Bank classifies financial instruments as three level of fair value hierarchy as below:

Level 1:

Financial instruments measured at quoted prices from active markets are classified as fair value Level 1. This level includes listed equity securities, derivatives, and government bonds traded in an active exchange market.

Level 2:

Financial instruments measured using valuation techniques where all significant inputs are observable market data are classified as Level 2. This level includes the majority of debt and general OTC derivatives such as swap, futures and options

Level 3:

Financial instruments measured using valuation techniques where one or more significant inputs are not based on observable market data are classified as Level 3. This level includes unlisted equity securities, structured bonds and OTC derivatives.

The valuation techniques and input variables of Level 2 financial instruments subsequently not measured at fair value as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

(June 30, 2018)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at amortized cost
Debt securities	￦	92,477	DCF Model	Discount rate
Financial liabilities
Borrowings		6,596,351	DCF Model	Discount rate
Debentures		63,466,021	DCF Model	Discount rate

(December 31, 2017)

	Fair value		Valuation techniques	Input variables
Financial assets
HTM financial assets
Debt securities	￦	89,119	DCF Model	Discount rate
Financial liabilities
Borrowings		5,985,700	DCF Model	Discount rate
Debentures		61,193,068	DCF Model	Discount rate

The valuation techniques and input variables of Level 3 financial instruments subsequently not measured at fair value as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

(June 30, 2018)

	Fair value		Valuation techniques	Input variables
Financial assets
Loans at amortized cost	￦	70,129,266	DCF Model	Discount rate
Other financial assets		1,266,116	DCF Model	Discount rate
Financial liabilities
Other financial liabilities		2,717,378	DCF Model	Discount rate

(December 31, 2017)

	Fair value		Valuation techniques	Input variables
Financial assets
Loans	￦	69,459,210	DCF Model	Discount rate
Other financial assets		933,510	DCF Model	Discount rate
Financial liabilities
Other financial liabilities		1,794,498	DCF Model	Discount rate

The valuation techniques and input variables of Level 2 financial instruments, measured at fair value after initial recognition, as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

(June 30, 2018)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at FVTPL:
Debt securities	￦	862,207	DCF Model	Discount rate
Derivative assets for trading		858,032	DCF Model	Discount rate
Hedging derivative assets		63,268	DCF Model	Discount rate
Financial assets at FVOCI:
Debt securities		925,754	DCF Model	Discount rate
Financial liabilities
Financial liabilities at FVTPL:
Derivative liabilities for trading		1,012,308	DCF Model	Discount rate
Hedging derivative liabilities		1,775,419	DCF Model	Discount rate

(December 31, 2017)

	Fair value		Valuation techniques	Input variables
Financial assets
Financial assets at FVTPL
Debt securities	￦	38,665	DCF Model	Discount rate
Derivative assets for trading		852,695	DCF Model	Discount rate
Hedging derivative assets		228,121	DCF Model	Discount rate
AFS financial assets
Debt securities		812,471	DCF Model	Discount rate
Financial liabilities
Financial liabilities at FVTPL
Derivative liabilities for trading		911,778	DCF Model	Discount rate
Hedging derivative liabilities		1,058,196	DCF Model	Discount rate

Below table accounts for quantitative information of fair value using input factor, which is significant but unobservable, and relation between unobservable input factor and estimate of fair value.

(June 30, 2018)

	Fair value (Korean won in million)		Valuation techniques	Significant unobservable input factors	Range		Relationship between unobservable input factors and fair value estimates
Financial assets at FVTPL:
Unlisted stock	￦	17,430	DCF Model NAV Methods CCA Methods	Discount rate	8.93%		If discount rate is decreased (increased)/ if growth rate is increased (decreased), fair value is increased (decreased).
Marketable securities		115,530
Paid-in capital		64,059		Growth rate	—
Loans		13,403
Financial assets at FVOCI:
Unlisted stock	￦	7,001,520	DCF Model NAV Methods CCA Methods	Discount rate	0.00 17.27	%~ %	If discount rate is decreased (increased)/ if growth rate is increased (decreased), fair value is increased (decreased).
Paid-in capital		16,133		Growth rate	—

(December 31, 2017)

	Fair value (Korean won in millions)		Valuation techniques	Significant unobservable input factors	Range	Relationship between unobservable input factors and fair value estimates
AFS financial assets:
Unlisted stock	￦	3,906,416	DCF Model CCA Methods NAV Methods FTE Methods	Discount rate	5.49%~19.31%	If discount rate is decreased (increased)/ if growth rate is increased (decrease), fair value is increased (decreased).
				Growth rate	—

1) Changes in Level 3 financial assets that are measured at fair value for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

(Six months ended June 30, 2018)

	Beginning balance (*1)		Profit (loss)		Other comprehen- sive income		Purchases / issues		Sales/ settlements		Transfers into Level 3 / Transfers out of Level 3		Ending balance
Financial assets
Securities at FVTPL	￦	134,325	￦	9,910	￦	—	￦	53,731	￦	(947)	￦	—	￦	197,019
Loans at FVTPL		13,577		(174)		—		—		—		—		13,403
Financial assets at FVOCI		6,292,539		—		675,130		49,999		(15)		—		7,017,653

Total	￦	6,440,441	￦	9,736	￦	675,130	￦	103,730	￦	(962)	￦	—	￦	7,228,075

(*1)	The beginning balance was restated in accordance with K-IFRS No. 1109.

(December 31, 2017)

	Beginning balance		Profit (Loss)	Other comprehen- sive income	Purchases/ issues		Sales/ settlements	Transfers into Level 3 / Transfers out of Level 3		Ending balance
Financial assets
AFS financial assets	￦	3,931,733	￦ (80)	￦ (87,259)	￦	64,366	￦ (2,344)	￦	—	￦	3,906,416

2) In relation to changes in Level 3 of the fair value hierarchy, total gains or losses recognized in profit or loss for the period and total gains or losses for financial instruments held at the end of the reporting period in the separate statement of comprehensive income for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

	Net income (loss) from financial investments
	Six months ended June 30, 2018		2017
Total gains (losses) on financial instruments held at the end of the reporting period	￦	9,736	￦	(80)
Total gains (losses) included in profit or loss for the period	￦	9,736	￦	(80)

3) The sensitivity of fair value analysis for the Level 3 financial instruments

The Bank performed the sensitivity analysis for the Level 3 financial instruments for which fair value would be measured differently upon reasonably possible alternative assumptions. The Bank classified the effect from changes upon the alternative assumptions into favorable effect and unfavorable effect and presented the most favorable effect or the most unfavorable effect in the table hereunder. Stocks are the financial instruments subject to sensitivity analysis, which are classified as Level 3 and of which changes in fair value are recognized as other comprehensive income. Meanwhile, equity instruments, which are recognized as cost among the financial instruments and are classified as Level 3 are excluded from the sensitivity analysis.

Sensitivity analysis details per market risk variable of each Level 3 financial instrument held and measured at fair value as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Net income (loss)				Other comprehensive income (loss)
	Favorable		Unfavorable		Favorable		Unfavorable
Financial assets:
Financial assets at FVTPL (*1)	￦	1,155	￦	(453)	￦	—	￦	—
Financial assets at FVOCI (*1)		—		—		4,736,889		(1,107,196)

(December 31, 2017)

	Net income (loss)				Other comprehensive income (loss)
	Favorable		Unfavorable		Favorable		Unfavorable
Financial assets:
AFS Financial assets (*1)	￦	—	￦	—	￦	3,175,806	￦ (936,590)

(*1)

Changes in fair value of stocks are computed along with the increases or decreases in either growth rate from nil to 1% and discount rate or liquidation value from negative 1% to 1% and discount rate, which are unobservable inputs.

5-2. Carrying amounts of financial instruments

Carrying amounts of financial instruments as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Financial assets at FVTPL		Financial assets at FVOCI		Financial assets at amortized cost		Hedging derivative assets		Total
Financial assets:
Cash and due from financial institutions	￦	—	￦	4,864,717	￦	—	￦	—	￦	4,864,717
Financial assets at FVTPL		1,930,661		—		—		—		1,930,661
Hedging derivative assets		—		—		—		63,268		63,268
Loans at amortized cost		—		70,043,253		—		—		70,043,253
Financial investments		—		92,542		8,249,619		—		8,342,161
Other financial assets		—		1,266,116		—		—		1,266,116

Total	￦	1,930,661	￦	76,266,628	￦	8,249,619	￦	63,268	￦	86,510,176

	Financial liabilities at FVTPL		Financial liabilities at amortized cost		Hedging derivative liabilities		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	1,012,308	￦	—	￦	—	￦	1,012,308
Hedging derivative liabilities		—		—		1,775,419		1,775,419
Borrowings		—		6,601,474		—		6,601,474
Debentures		—		64,308,624		—		64,308,624
Other financial liabilities		—		2,717,379		—		2,717,379

Total	￦	1,012,308	￦	73,627,477	￦	1,775,419	￦	76,415,204

(December 31, 2017)

	Financial assets at FVTPL		Loans		AFS financial assets		HTM financial assets		Hedging derivative assets		Total
Financial assets:
Cash and due from financial institutions	￦	—	￦	2,091,920	￦	—	￦	—	￦	—	￦	2,091,920
Financial assets at FVTPL		1,616,973		—		—		—		—		1,616,973
Hedging derivative assets		—		—		—		—		228,121		228,121
Loans		—		68,223,320		—		—		—		68,223,320
Financial investments		—		—		6,692,478		89,477		—		6,781,955
Other financial assets		—		933,510		—		—		—		933,510

Total	￦	1,616,973	￦	71,248,750	￦	6,692,478	￦	89,477	￦	228,121	￦	79,875,799

	Financial liabilities at FVTPL		Financial liabilities at amortized cost		Hedging derivative liabilities		Total
Financial liabilities:
Financial liabilities at FVTPL	￦	911,778	￦	—	￦	—	￦	911,778
Hedging derivative liabilities		—		—		1,058,196		1,058,196
Borrowings		—		6,013,457		—		6,013,457
Debentures		—		60,685,098		—		60,685,098
Other financial liabilities		—		1,794,498		—		1,794,498

Total	￦	911,778	￦	68,493,053	￦	1,058,196	￦	70,463,027

5-3. Offset of financial instruments

The Bank has conditional rights of setoff that are enforceable and exercisable only in the events mentioned in agreements regardless of meeting some or all of the offsetting criteria in K-IFRS 1032 for financial instruments. Cash collaterals do not meet the offsetting criteria in K-IFRS 1032, but they can be set off with net amount of financial instruments.

The effects of netting agreements as of June 30, 2018, and December 31, 2017, are as follow (Korean won in millions):

(June 30, 2018)

	Gross amounts of recognized financial assets (liabilities)		Gross amounts of recognized financial liabilities (assets) to be setoff		Net amounts of financial assets (liabilities) presented in the separate statement of financial position		Amount that is not offset in the financial statements				Net amount
							Financial instruments		Cash collateral
Financial assets:
Derivatives	￦	921,300	￦	—	￦	921,300	￦	(290,538)	￦	(9,530)	￦	621,232
Financial liabilities:
Derivatives		2,787,727		—		2,787,727		(290,538)		(1,287,299)		1,209,890

(December 31, 2017)

	Gross amounts of recognized financial assets (liabilities)		Gross amounts of recognized financial liabilities (assets) to be setoff		Net amounts of financial assets (liabilities) presented in the separate statement of financial position		Amount that is not offset in the financial statements				Net amount
							Financial instruments		Cash collateral
Financial assets:
Derivatives	￦	1,080,816	￦	—	￦	1,080,816	￦	(535,438)	￦	(38,009)	￦	507,369
Financial liabilities:
Derivatives		1,969,974		—		1,969,974		(535,438)		(667,220)		767,316

5-4. Transfer of financial assets

The Bank has securities sold under repurchase agreements (“RP”), and it refers to the financial assets that have been transferred, but presented in the separate financial statements since the assets do not meet the conditions of derecognition. In case of securities sold under the RP, securities are disposed, but the Bank agrees to repurchase at the fixed amount, so that the Bank retains substantially all the risks and rewards of ownership of the securities. There are no carrying amounts of transferred assets and relevant liabilities as of June 30, 2018 and December 31, 2017.

6. OPERATING SEGMENT:

Though the Bank conducts business activities related to financial services, in accordance with relevant laws, such as the Export-Import Bank of Korea Act, it does not report separate segment information, as management considers the Bank to be operating under one core business.

7. CASH AND DUE FROM FINANCIAL INSTITUTIONS:

(1) Cash and cash equivalents as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

Detail	Jun. 30, 2018		Dec. 31, 2017
Due from financial institutions in local currency	￦	558,864	￦	439,119
Due from financial institutions in foreign currencies		4,305,853		1,652,801

Subtotal		4,864,717		2,091,920

Restricted due from financial institutions		(2,115,494)		(985,926)
Due from financial institutions with original maturities of more than three months at acquisition date		(510,000)		(290,000)

Subtotal		(2,625,494)		(1,275,926)

Total(*1)	￦	2,239,223	￦	815,994

(*1)	Equal to the cash and due from financial institutions as presented on the separate statements of cash flows.

(2) Restricted due from financial institutions as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

Detail	Financial Institution	Jun. 30, 2018		Dec. 31, 2017		Reason for restriction
Others	DEUTSCHE BANK TRUST COMPANY AMERICAS and others	￦	2,115,494	￦	985,926	Credit support annex for derivative transactions

8. FINANCIAL ASSETS AT FVTPL:

Details of financial assets at FVTPL as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Jun. 30, 2018
Debt securities in local currency
Paid-in capital	￦	59,630
Beneficiary certificates		910,615

Subtotal		970,245

Debt securities in foreign currency
Debt securities		16,779
Paid-in capital		4,429
Beneficiary certificates		50,343
Equity securities in foreign currency stocks		17,430

Subtotal		88,981

Loans at FVPL
Privately placed corporate bonds		13,403
Derivative assets
Interest product		481,069
Currency product		376,939
Others		24

Subtotal		858,032

Total	￦	1,930,661

(December 31, 2017)

	Dec. 31, 2017
Equity securities
Beneficiary certificates	￦	725,613
Debt securities
Debt securities in foreign currency		38,665
Derivative assets
Stocks		1,444
Interest product		329,246
Currency product		521,982
Others		23

		852,695

Total	￦	1,616,973

9. FINANCIAL INVESTMENTS:

Details of financial investments as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Jun. 30, 2018
Financial assets at FVOCI
Debt securities in local currency
National bond	￦	99,469
Beneficiary certificates		1
Derivative linked securities		50,004
Equity securities
Stocks		7,208,262
Paid-in capital		16,133

Subtotal		7,373,869

Debt securities in foreign currencies
Corporate bonds and etc. (*1)		796,927
Derivative linked securities		78,823

Subtotal		875,750

Financial assets at amortized cost
Debt securities in foreign currencies
Corporate bonds and etc. (*1)		92,542

Total	￦	8,342,161

(December 31, 2017)

	Dec. 31, 2017
AFS securities in local currency
Equity securities
Marketable securities	￦	220,370
Non-marketable securities		5,410,644
Equity investments in unincorporated entities		62,117
Others		65,642
Debt securities
Debt securities		149,085

Subtotal		5,907,858

AFS securities in foreign currencies
Equity securities
Stocks		17,764
Paid-in capital		4,423
Debt securities
Debt securities (*1)		762,433

Subtotal		784,620

HTM securities in foreign currencies
Debt securities
Debt securities (*1)		89,477

Total	￦	6,781,955

(*1)	Includes securities, which are pledged as collateral amounting to ￦42,986 million and ￦31,220 million as of June 30, 2018, and December 31, 2017, respectively.

10. LOANS AT AMORTIZED COST:

Loans as presented below exclude loan valuation adjustment related to fair value hedging amounting to ￦17,139 million and ￦24,182 million as of June 30, 2018, and December 31, 2017, respectively.

(1) Details of loans as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

	Detail	Jun. 30, 2018		Dec. 31, 2017
Loans in local currency	Loans for export	￦	11,393,483	￦	12,027,416
	Loans for foreign investments		1,067,470		797,992
	Loans for import		2,222,326		1,959,237
	Troubled Debt Restructuring (*1)		1,637,343		2,161,537
	Others		886,040		2,009,825

	Subtotal		17,206,662		18,956,007

Loans in foreign currencies	Loans for export		27,774,645		25,985,848
	Loans for foreign investments		21,629,143		19,518,443
	Loans for rediscounted trading notes		1,009,530		—
	Loans for import		1,535,975		1,594,141
	Overseas funding loans		567,029		546,938
	Domestic usance bills (*2)		200,006		172,830
	Others		87,598		54,422

	Subtotal		52,803,926		47,872,622

Others	Foreign-currency bills bought		826,484		1,063,717
	Advance payments on acceptances and guarantees		45,356		10,656
	Call loans		1,929,198		2,056,086
	Interbank loans in foreign currencies		297,638		1,925,158

	Subtotal		3,098,676		5,055,617

	Total		73,109,264		73,109,264
	Net deferred origination fees and costs		(382,550)		(382,550)
	Allowance for loan losses		(2,700,600)		(2,700,600)

	Total	￦	70,026,114	￦	68,199,138

(*1)	Representing loans originated by the Bank to companies that are undergoing debt restructuring activities.
(*2)	Representing receivables associated with letters of credit issued by domestic banks in Korea.

(2) Changes in allowance for loan losses for the six months ended June 30, 2018 and for the year ended December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	12 month expected credit losses		Lifetime expected credit losses		Credit-impaired financial assets		Total
Beginning balance	￦	240,653	￦	415,963	￦	2,661,044	￦	3,317,660
- Transfer to 12 month expected credit losses		1,163		(1,163)		—		—
- Transfer to lifetime expected credit losses		(4,438)		4,490		(52)		—
- Transfer to credit-impaired financial assets		(649)		(27,360)		28,009		—
Written-off		—		—		(602,436)		(602,436)
Collection of written-off loans		—		—		5,888		5,888
Loan-for-equity swap		—		—		(6,170)		(6,170)
Others		(33,886)		—		—		(33,886)
Unwinding effect		(10)		(22)		(17,429)		(17,461)
Foreign exchange translation		4,726		15,490		5,729		25,945
Additional provisions, net of reversals		27,750		5,978		(22,668)		11,060

Ending balance	￦	235,309	￦	413,376	￦	2,051,915	￦	2,700,600

(December 31, 2017)

	Individual assessment		Collective assessment		Total
Beginning balance	￦	2,228,715	￦	697,020	￦	2,925,735
Written-off		(205,540)		(79,080)		(284,620)
Collection of written-off loans		445		18,094		18,539
Loan-for-equity swap		(48,404)		(4,093)		(52,497)
Others		—		(938,437)		(938,437)
Unwinding effect		(74,103)		(5,745)		(79,848)
Foreign exchange translation		(10,137)		(15,932)		(26,069)
Additional provisions, net of reversals		706,250		1,017,942		1,724,192
Transfer in (out)		372,475		(372,475)		—

Ending balance	￦	2,969,701	￦	317,294	￦	3,286,995

11. INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES:

(1) Details of investments in associates and subsidiaries as of June 30, 2018 and December 31, 2017 are as follows (Korean won in millions):

(June 30, 2018)

Company (*1)	Detail	Location	Business	Year-end	Ownership (%)	Net asset		Carrying amount
KEXIM Bank UK Limited	Subsidiary	United Kingdom	Financial service	December	100.00	￦	46,817	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary	Vietnam	Financial service	December	100.00		16,520		10,275
PT.KOEXIM Mandiri Finance	Subsidiary	Indonesia	Financial service	December	85.00		27,833		25,270
KEXIM Asia Limited	Subsidiary	Hong Kong	Financial service	December	100.00		63,668		49,139
Korea Asset Management Corporation	Associate	Korea	Financial service	December	25.86		448,334		380,520
Credit Guarantee and Investment Fund (*2,5)	Associate	Philippines	Financial service	December	11.07		116,477		115,486
Korea Marine Guarantee Inc.	Associate	Korea	Financial service	December	41.88		131,045		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd. (*6)	Associate	Korea	Shipbuilding	December	81.25		(1,400,994)		—
DAESUN Shipbuilding & Engineering Co., Ltd. (*7)	Associate	Korea	Shipbuilding	December	83.03		(319,453)		—
KTB Newlake Global Healthcare PEF	Associate	Korea	Financial service	December	25.00		6,402		7,070
KBS-KDB Private Equity Fund (*2)	Associate	Korea	Financial service	December	19.99		3,714		3,762
Korea Shipping and Maritime Transportation	Associate	Korea	Financial service	December	40.00		338,732		400,000
Korea Aerospace Industries. Ltd.	Associate	Korea	Manufacturing	December	26.41		274,008		1,467,520

Total								￦	2,642,502

(December 31, 2017)

Company(*1)	Detail	Location	Business	Year— end	Ownership (%)	Net asset		Carrying amount
KEXIM Bank UK Limited	Subsidiary	United Kingdom	Financial service	December	100.00	￦	45,079	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary	Vietnam	Financial service	December	100.00		15,568		10,275
PT.KOEXIM Mandiri Finance	Subsidiary	Indonesia	Financial service	December	85.00		27,359		25,270
KEXIM Asia Limited	Subsidiary	Hong Kong	Financial service	December	100.00		60,176		49,139
Korea Asset Management Corporation	Associate	Korea	Financial service	December	25.86		450,571		380,520
Credit Guarantee and Investment Fund(*2,4)	Associate	Philippines	Financial service	December	14.29		113,046		115,486
Korea Marine Guarantee Inc.	Associate	Korea	Financial service	December	41.88		130,788		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.(*3,4)	Associate	Korea	Shipbuilding	December	81.25		(972,550)		—
DAESUN Shipbuilding & Engineering Co., Ltd.(*4,7)	Associate	Korea	Shipbuilding	December	67.30		(264,588)		—
KTB Newlake Global Healthcare PEF	Associate	Korea	Financial service	December	25.00		2,010		2,570
KBS-KDB Private Equity Fund	Associate	Korea	Financial service	December	20.83		2,096		2,367
Korea Shipping and Maritime Transportation	Associate	Korea	Financial service	December	40.00		304,812		362,000
Korea Aerospace Industries. Ltd.	Associate	Korea	Manufacturing	December	26.41		301,181		1,467,520

Total								￦	2,598,607

(*1)	In cases of associates, the amounts represent net asset after taking into account percentage of ownership.
(*2)

As of June 30, 2018 and December 31, 2017, this entity is classified into an associate because the Bank has significant influence in the way of representation on the board of directors or equivalent governing body of the investee.

(*3)

As of December 31, 2017, this entity was under the creditor-led work out programs. The Bank should had to at least 75% of the total creditor’s loans to have substantive control based on the creditor’s agreement. As the Bank had only 69.01% of the total creditor’s loans, this was classified into associates.

(*4)

The most recent financial statements were using (due to the unavailability of the ones as of December 31, 2017) in which the significant transactions or events, which occurred between the end of preceding reporting period of an associate and that of the Bank, had been reflected.

(*5)

The most recent financial statements were using (due to the unavailability of the ones as of June 30, 2018) in which the significant transactions or events, which occurred between the end of preceding reporting period of an associate and that of the Bank, had been reflected.

(*6)

Since the corporate restructuring process has been initiated during the current half-year and major decisions have been made by the courts, the Bank classified the entity as an associate not considering to have substantial control over the entity.

(*7)

This entity was under the creditor-led work out programs. The Bank should have at least 75% of the total creditor’s loans to have a substantive control based on the creditor’s agreement. As the Bank had only 70.60% of the total creditor’s loans, this was classified into associates.

(2) Changes in investments in associates and subsidiaries for the six months ended June 30, 2018 and for the year ended December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Company	Detail	Beginning balance		Acquisition		Disposals		Impairment loss		Ending balance
KEXIM Bank UK Limited	Subsidiary	￦	48,460	￦	—	￦	—	￦	—	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary		10,275		—		—		—		10,275
PT.KOEXIM Mandiri Finance	Subsidiary		25,270		—		—		—		25,270
KEXIM Asia Limited	Subsidiary		49,139		—		—		—		49,139
Korea Asset Management Corporation	Associate		380,520		—		—		—		380,520
Credit Guarantee and Investment Fund	Associate		115,486		—		—		—		115,486
Korea Marine Guarantee Incorporated Company	Associate		135,000		—		—		—		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Associate		—		—		—		—		—
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate		—		—		—		—		—
KTB Newlake Global Healthcare PEF	Associate		2,570		4,500		—		—		7,070
KBS-KDB Private Equity Fund	Associate		2,367		1,870		(475)		—		3,762
Korea Shipping and Maritime Transportation	Associate		362,000		38,000		—		—		400,000
Korea Aerospace Industries. LTD.	Associate		1,467,520		—		—		—		1,467,520

Total		￦	2,598,607	￦	44,370	￦	(475)	￦	—	￦	2,642,502

(December 31, 2017)

Company	Detail	Beginning balance		Acquisition		Disposals		Impairment loss		Ending balance
KEXIM Bank UK Limited	Subsidiary	￦	48,460	￦	—	￦	—	￦	—	￦	48,460
KEXIM Vietnam Leasing Co.	Subsidiary		10,275		—		—		—		10,275
PT.KOEXIM Mandiri Finance	Subsidiary		25,270		—		—		—		25,270
KEXIM Asia Limited	Subsidiary		49,139		—		—		—		49,139
Korea Asset Management Corporation	Associate		380,520		—		—		—		380,520
Credit Guarantee and Investment Fund	Associate		115,486		—		—		—		115,486
Korea Marine Guarantee Inc.	Associate		135,000		—		—		—		135,000
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Associate		—		236		—		(236)		—
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate		—		—		—		—		—
EQP Global Energy Infrastructure PEF	Associate		280		—		(280)		—		—
KTB Newlake Global Healthcare PEF	Associate		1,153		1,417		—		—		2,570
KBS-KDB Private Equity Fund	Associate		501		1,866		—		—		2,367
Korea Shipping and Maritime Transportation	Associate		—		362,000		—		—		362,000
Korea Aerospace Industries. Ltd.	Associate		—		1,467,520		—		—		1,467,520

Total		￦	766,084	￦	1,833,039	￦	(280)	￦	(236)	￦	2,598,607

(3) Summarized financial information of associates and subsidiaries as of and for the six months ended June 30, 2018, and as of and for the year ended December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Company	Assets		Liabilities		Operating income (loss)		Net income (loss)		Comprehensive net income (loss)
KEXIM Bank UK Limited	￦	477,191	￦	430,374	￦	1,743	￦	1,868	￦	1,738
KEXIM Vietnam Leasing Co.		148,797		132,277		342		212		952
PT.KOEXIM Mandiri Finance		190,187		162,354		1,675		1,387		992
KEXIM Asia Limited		449,771		386,103		1,397		1,167		3,491
Korea Asset Management Corporation		3,495,250		1,761,555		6,681		9,389		9,389
Credit Guarantee and Investment Fund		1,040,254		44,724		4,384		4,156		(3,494)
Korea Marine Guarantee Inc.		334,346		21,441		502		868		899
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		964,555		2,688,856		(21,999)		(72,467)		(72,479)
DAESUN Shipbuilding & Engineering Co., Ltd.		393,473		778,217		(797)		(3,712)		(3,712)
KTB Newlake Global Healthcare PEF		25,867		260		(433)		(433)		(433)
KBS-KDB Private Equity Fund		19,030		448		1,064		1,064		1,064
Korea Shipping and Maritime Transportation		974,082		127,253		12,770		(10,326)		(47,975)
Korea Aerospace Industries. Ltd.		3,756,688		2,719,285		74,260		59,000		59,032

(December 31, 2017)

Company	Assets		Liabilities		Operating income (loss)		Net income (loss)		Comprehensive net income (loss)
KEXIM Bank UK Limited	￦	453,479	￦	408,400	￦	3,470	￦	2,831	￦	(1,129)
KEXIM Vietnam Leasing Co.		144,783		129,216		1,786		1,599		(2,166)
PT.KOEXIM Mandiri Finance		176,436		149,077		2,769		2,397		(5,003)
KEXIM Asia Limited		423,166		362,989		3,452		3,094		(13,969)
Korea Asset Management Corporation		3,567,608		1,825,259		60,350		45,137		33,104
Credit Guarantee and Investment Fund		837,193		46,106		12,234		12,310		15,269
Korea Marine Guarantee Inc.		331,270		18,978		(849)		(1,863)		(1,785)
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		1,294,318		2,703,607		43,967		7,976		15,412
DAESUN Shipbuilding & Engineering Co., Ltd.		420,575		795,346		(10,398)		(143)		(143)
KTB Newlake Global Healthcare PEF		8,279		239		(671)		(671)		(671)
KBS-KDB Private Equity Fund		10,516		454		(915)		(915)		(915)
Korea Shipping and Maritime Transportation		764,796		2,767		27,646		(153,589)		(142,856)
Korea Aerospace Industries. Ltd.		3,166,223		2,025,818		(208,873)		(235,186)		(239,776)

12. TANGIBLE ASSETS:

Changes in tangible assets for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

(Six months ended June 30, 2018)

Detail	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Lands	￦	190,807	￦	—	￦	—	￦	—	￦	190,807
Buildings		63,687		—		—		(1,347)		62,340
Vehicles		874		43		—		(254)		663
Furniture and fixture		13,097		843		(1)		(2,726)		11,213
Construction in progress		—		20		—		—		20

Total	￦	268,465	￦	906	￦	(1)	￦	(4,327)	￦	265,043

(2017)

Detail	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Lands	￦	190,807	￦	—	￦	—	￦	—	￦	190,807
Buildings		66,383		—		—		(2,696)		63,687
Vehicles		1,278		230		(41)		(593)		874
Furniture and fixture		14,669		4,084		(5)		(5,651)		13,097

Total	￦	273,137	￦	4,314	￦	(46)	￦	(8,940)	￦	268,465

13. INTANGIBLE ASSETS:

Changes in intangible assets for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

(Six months ended June 30, 2018)

Detail	Beginning balance		Acquisitions		Disposals		Amortization		Impairment		Ending balance
Computer software	￦	13,037	￦	443	￦	—	￦	(1,788)	￦	—	￦	11,692
System development fees		30,839		774		—		(4,651)		—		26,962
Memberships		3,746		—		(280)		—		—		3,466

Total	￦	47,622	￦	1,217	￦	(280)	￦	(6,439)	￦	—	￦	42,120

(2017)

Detail	Beginning balance		Acquisitions		Disposals		Amortization		Impairment		Ending balance
Computer software	￦	12,400	￦	3,939	￦	—	￦	(3,302)	￦	—	￦	13,037
System development fees		26,066		10,690		—		(5,917)		—		30,839
Memberships		4,133		336		(506)		—		(217)		3,746

Total	￦	42,599	￦	14,965	￦	(506)	￦	(9,219)	￦	(217)	￦	47,622

14. OTHER ASSETS:

(1) Details of other assets as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Other financial assets :
Guarantee deposits	￦	38,958	￦	38,153
Accounts receivable		547,106		238,046
Accrued income		849,179		825,800
Receivable spot exchange		34		63
Allowances for loan losses on other assets		(169,161)		(168,552)

Subtotal		1,266,116		933,510

Other assets :
Advance payments		23		1
Prepaid expenses		5,607		2,048
Current income tax asset		559		4,703
Sundry assets		11,796		10,269

Subtotal		17,985		17,021

Total	￦	1,284,101	￦	950,531

(2) Changes in allowances for loan losses on other assets for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		2017
Beginning balance (*1)	￦	168,156	￦	50,938
Write-off		—		—
Collection of written-off loans		1		15
Foreign exchange translation		—		(8)
Additional provisions		1,005		117,622
Others		(1)		(15)

Ending balance	￦	169,161	￦	168,552

(*1)	The beginning balance was restated in accordance with K-IFRS No. 1109.

15. BORROWINGS:

(1) Details of borrowings as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Detail	Lender	Interest rate (%)	Amount
Borrowings in foreign currencies:
Borrowings from the Government	MINISTRY OF ECONOMY AND FINANCE (*1)	LIBOR 3M+0.50 ~ LIBOR 3M+0.78	￦	3,116,172
Long term borrowings from foreign financial institutions	CREDIT AGRICOLE CIB and others	LIBOR 3M+0.40 ~ LIBOR 3M+0.85		1,794,720
Discount on borrowings				(1,470)
Commercial papers	ING BANK N.V. AMSTERDAM and others	(-)0.33 ~ 2.54		1,229,535
Offshore commercial papers denominated in foreign currency	SOCIETE GENERALE, HONG KONG BR. and others	(-)0.36 ~ 2.33		240,817
Others (Foreign banks)	DBS BANK LTD, SINGAPORE BRANCH and others	0.00 ~ 0.03		200,006
Others (CSA)	ING BANK N.V. AMSTERDAM and others	—		21,694

Total			￦	6,601,474

(*1)	Formerly, Ministry of Strategy and Finance

(December 31, 2017)

Detail	Lender	Interest rate (%)	Amount
Borrowings in foreign currencies:
Borrowings from the Government	MINISTRY OF ECONOMY AND FINANCE	LIBOR 3M+0.50 ~ LIBOR 3M+0.78	￦	2,976,435
Long term borrowings from foreign financial institutions	BANK OF AMERICA N.A and others	LIBOR 3M+0.40 ~ LIBOR 3M+0.85		2,678,500
Discount on borrowings				(2,224)
Commercial papers	BRED BANQUE POPULAIRE	(-)0.40		42,727
Offshore commercial papers denominated in foreign currency	BARCLAYS BANK PLC LONDON and others	(-)0.39 ~ 1.69		72,999
Others (Foreign banks)	DBS BANK LTD, SINGAPORE BRANCH and others	0.00 ~ 0.06		172,830
Others (CSA)	CITIBANK N.A., HONG KONG and others	—		72,190

Total			￦	6,013,457

(2) Details of the borrowings from other financial institutions as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Type	Call-money		Borrowings in foreign currencies		Total
Commercial banks	￦	—	￦	3,485,302	￦	3,485,302

(December 31, 2017)

Type	Call-money		Borrowings in foreign currencies		Total
Commercial banks	￦	—	￦	3,037,022	￦	3,037,022

The above borrowings excluded the present value discounting effect.

16. DEBENTURES:

Details of debentures as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

Detail	Jun. 30, 2018			Dec. 31, 2017
	Interest rate (%)	Amount		Interest rate (%)	Amount
Local currency:
Floating rate	1.67 ~ 1.82	￦	1,360,000	1.67 ~ 1.83	￦	1,100,000
Fixed rate	1.48 ~ 4.70		13,050,000	1.35 ~ 4.70		13,020,000

Subtotal			14,410,000			14,120,000

Fair value hedging adjusting			(83,173)			(80,211)
Discount on debentures:			(73,631)			(78,861)

Subtotal			14,253,196			13,960,928

Foreign currencies:
Floating rate	LIBOR+0.30 ~ LIBOR+1.00		8,951,785	LIBOR+0.30 ~ LIBOR +1.00		7,685,330
Fixed rate	0.16 ~ 9.32		42,001,648	0.17 ~ 9.32		39,253,997

Subtotal			50,953,433			46,939,327

Fair value hedging adjusting			(782,523)			(98,744)
Discount on debentures			(115,482)			(116,413)

Subtotal			50,055,428			46,724,170

Total		￦	64,308,624		￦	60,685,098

17. PROVISIONS:

(1) Details of provisions as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Provisions for acceptances and guarantees	￦	453,763	￦	509,038
Provisions for unused loan commitments		114,736		166,080

Total	￦	568,499	￦	675,118

(2) Changes in provisions for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

(Six months ended June 30, 2018)

	Acceptances and guarantees
	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance (*1)	￦	45,086	￦	440,860	￦	52,335	￦	538,281
- Transfer to 12 month expected credit losses		1,142		(1,142)		—		—
- Transfer to lifetime expected credit losses		(15)		15		—		—
- Transfer to credit-impaired financial assets		(68)		(1,937)		2,005		—
Foreign exchange translation		1,503		11,340		638		13,481
Additional provisions (reversal of provision)		(3,923)		(101,994)		7,918		(97,999)

Ending balance	￦	43,725	￦	347,142	￦	62,896	￦	453,763

	Unused loan commitments
	12 month expected credit losses		Lifetime expected credit losses		Credit- impaired financial assets		Total
Beginning balance (*1)	￦	16,961	￦	89,674	￦	84,441	￦	191,076
- Transfer to 12 month expected credit losses		101		(101)		—		—
- Transfer to lifetime expected credit losses		—		2		(2)		—
- Transfer to credit-impaired financial assets		(45)		(66)		111		—
Foreign exchange translation		251		424		7		682
Additional provisions (Reversal of provision)		4,928		5		(81,955)		(77,022)

Ending balance	￦	22,196	￦	89,938	￦	2,602	￦	114,736

(*1)	The beginning balance was restated in accordance with K-IFRS No. 1109.

(2017)

Detail	Acceptances and guarantees						Unused loan commitments		Provision for others		Total
	Individual assessment		Collective assessment		Subtotal
Beginning balance	￦	403,504	￦	1,004,406	￦	1,407,910	￦	228,839	￦	15,198	￦	1,651,947
Foreign exchange translation		(5,572)		(14,047)		(19,619)		(104)		—		(19,723)
Additional provisions (Reversal of provision)		(314,764)		(564,489)		(879,253)		(62,655)		1,344		(940,564)
Transfers in (out)		370,270		(370,270)		—		—		(14,818)		(14,818)
Payment		—		—		—		—		(1,724)		(1,724)

Ending balance	￦	453,438	￦	55,600	￦	509,038	￦	166,080	￦	—	￦	675,118

18. RETIREMENT BENEFIT PLAN:

The Bank operates both defined benefit plan and defined contribution plan.

(1)	Defined benefit plan

The Bank operates defined benefit plans, which have the following characteristics:

•	The entity has the obligation to pay the agreed benefits to all its current and past employees.

•	The entity is liable for actuarial risk (excess of actual payment against expected amount) and investment risk.

The present value of the defined benefit obligation recognized in the separate statements of financial position is calculated annually by independent actuaries in accordance with actuarial valuation method. The present value of the defined benefit obligation is calculated using the projected unit credit method (“PUC”). The data used in the PUC, such as interest rates, future salary increase rate, mortality rate, consumer price index and expected return on plan asset, are based on observable market data and historical data, which are annually updated.

Actuarial assumptions may differ from actual results due to change in the market, economic trend and mortality trend, which may affect defined benefit obligation liabilities and future payments. Actuarial gains and losses arising from changes in actuarial assumptions are recognized in the period incurred through other comprehensive income or loss.

(2) Details of defined benefit obligation as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Present value of defined benefit obligations	￦	83,769	￦	79,956
Fair value of plan assets		(91,441)		(92,183)

Defined benefit assets, net	￦	(7,672)	￦	(12,227)

(3) Changes in net defined benefit obligations for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

(Six months ended June 30, 2018)

	Present value of the defined benefit obligation		Plan assets		Net defined benefit obligation
Beginning balance	￦	79,956	￦	(92,183)	￦	(12,227)
Contributions from the employer		—		—		—
Current service cost		4,657		—		4,657
Interest expense (income)		1,551		—		1,551
Return on plan assets, excluding the interest expense (income)		—		(1,792)		(1,792)
Actuarial gains and losses arising from changes in financial assumptions		—		—		—
Actuarial gains and losses arising from experience adjustments		—		—		—
Management fee on plan assets		—		—		—
Benefits paid		(2,395)		2,534		139

Ending balance	￦	83,769	￦	(91,441)	￦	(7,672)

(2017)

	Present value of the defined benefit obligation		Plan assets		Net defined benefit obligation
Beginning balance	￦	72,105	￦	(70,013)	￦	2,092
Contributions from the employer		—		(27,100)		(27,100)
Current service cost		8,912		—		8,912
Interest expense (income)		2,612		(2,548)		64
Return on plan assets, excluding the interest expense (income)		—		1,258		1,258
Actuarial gains and losses arising from changes in financial assumptions		(3,081)		—		(3,081)
Actuarial gains and losses arising from experience adjustments		5,029		—		5,029
Management fee on plan assets		—		122		122
Benefits paid		(5,621)		6,098		477

Ending balance	￦	79,956	￦	(92,183)	￦	(12,227)

(4) Details of plan assets as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Cash and cash equivalent	￦	3	￦	3
Debt securities		15,234		15,073
Others		76,204		77,107

Total	￦	91,441	￦	92,183

(5) Retirement benefit costs incurred from the defined contribution plan for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Retirement benefit cost	￦	259	￦	211

19. OTHER LIABILITIES:

Details of other liabilities as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Other financial liabilities:
Financial guarantee contract liabilities	￦	1,348,715	￦	1,123,773
Foreign exchanges payable		343,861		213
Accounts payable		375,247		57,022
Accrued expenses		649,395		613,328
Guarantee deposit received		161		162

Subtotal		2,717,379		1,794,498

Other liabilities:
Allowance for credit loss in derivatives		78,923		69,910
Unearned income		230,673		220,441
Sundry liabilities		4,890		4,101

Subtotal		314,486		294,452

Total	￦	3,031,865	￦	2,088,950

20. DERIVATIVES:

The Bank operates derivatives both for trading and hedging purposes. Derivatives held for trading purpose are included in financial assets and liabilities at FVTPL.

(1) Fair value hedge

Fair value hedge is a hedge of the exposure to changes in fair value of a recognized asset or liability or an unrecognized firm commitment, or an identified portion of such an asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss. When applying fair value hedge, the gain or loss on the hedged item attributable to the hedged risk shall adjust the carrying amount of the hedged item and be recognized in profit or loss.

The Bank shall discontinue prospectively the fair value hedge if the hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Bank revokes the designation. Any adjustment arising from the gain or loss on the hedged item attributable to the hedged risk to the carrying amount of a hedged financial instrument for which the effective interest method is used shall be amortized to profit or loss.

The Bank uses interest rate swaps for hedging changes of fair values in hedged items arising from changes in interest rates. The Bank also uses currency swaps for hedging changes of fair values in hedged items arising from changes in foreign exchange rates

(2) Cash flow hedge

Cash flow hedge is a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognized asset or liability (such as all or some future interest payments on variable rate debt) or a highly probable forecast transaction and could affect profit or loss. When applying cash flow hedge, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge shall be recognized in other comprehensive income; and the ineffective portion of the gain or loss on the hedging instrument are recognized in profit or loss. If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized in other comprehensive income are reclassified from equity to profit or loss as a reclassification adjustment in the same period or periods during which the hedged forecast cash flows affect profit or loss.

The Bank shall discontinue prospectively the cash flow hedge if hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Bank revokes the designation. The forecasted transaction is no longer expected to occur, any related cumulative gain or loss on the hedging instrument that has been recognized in other comprehensive income from the period when the hedge was effective are reclassified from equity to profit or loss as a reclassification adjustment.

The Bank uses interest rate swaps for hedging changes of cash flows in hedged items arising from changes in interest rates. The Bank also uses currency swaps for hedging changes of cash flows in hedged items arising from changes in foreign exchange.

(3) Details of derivative assets and liabilities as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

			Derivative assets
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	40,660,712	￦	8,082	￦	—	￦	481,069	￦	489,151
Currency:
Currency forwards		7,087,364		—		—		89,023		89,023
Currency swaps		26,505,618		55,186		—		287,916		343,102

Subtotal		33,592,982		55,186		—		376,939		432,125
Others:
Other derivatives		—		—		—		24		24

Total	￦	74,253,694	￦	63,268	￦	—	￦	858,032	￦	921,300

			Derivative liabilities
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	40,660,712	￦	728,434	￦	—	￦	490,066	￦	1,218,500
Currency:
Currency forwards		7,087,364		—		—		75,586		75,586
Currency swaps		26,505,618		1,046,985		—		446,638		1,493,623

Subtotal		33,592,982		1,046,985		—		522,224		1,569,209
Others:
Other derivatives		—		—		—		18		18

Total	￦	74,253,694	￦	1,775,419	￦	—	￦	1,012,308	￦	2,787,727

(December 31, 2017)

			Derivative assets
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	38,780,733	￦	89,305	￦	—	￦	329,246	￦	418,551
Currency:
Currency forwards		6,451,057		—		—		113,466		113,466
Currency swaps		24,518,828		138,816		—		408,516		547,332

Subtotal		30,969,885		138,816		—		521,982		660,798

Stock:
Stock options		2,298,275		—		—		1,444		1,444
Other:
Other derivative		—		—		—		23		23

Total	￦	72,048,893	￦	228,121	￦	—	￦	852,695	￦	1,080,816

			Derivative liabilities
Detail	Notional		Fair value hedge		Cash flow hedge		Trading		Total
Interest:
Interest rate swaps	￦	38,780,733	￦	369,290	￦	—	￦	311,850	￦	681,140
Currency:
Currency forwards		6,451,057		—		—		152,478		152,478
Currency swaps		24,518,828		688,906		—		447,433		1,136,339

Subtotal		30,969,885		688,906		—		599,911		1,288,817

Stock:
Stock options		2,298,275		—		—		—		—
Other:
Other derivative		—		—		—		17		17

Total	￦	72,048,893	￦	1,058,196	￦	—	￦	911,778	￦	1,969,974

(4) Gains and losses from fair value hedging instruments and hedged items attributable to the hedged risk for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Fair value hedge—hedged items	￦	683,778	￦	(145,748)
Fair value hedge—hedging instruments		(1,005,560)		768,671

(5) The Bank recognized ￦(1,702) million and ￦(1,904) million as other comprehensive income (loss) (before tax effect) for the six months ended June 30, 2018 and 2017, and cash flow hedge ineffectiveness recognized in earnings was nil for the six months ended June 30, 2018 and 2017.

21. CAPITAL STOCK:

As of June 30, 2018, the authorized capital and paid-in capital of the Bank are ￦15,000,000 million and ￦11,814,963 million, respectively. The Bank does not issue share certificates.

Changes in capital stock for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		2017
Beginning balance	￦	11,814,963	￦	10,398,055
Paid-in capital increase and investment in kind		—		1,416,908

Ending balance	￦	11,814,963	￦	11,814,963

22. OTHER COMPONENTS OF EQUITY:

(1) Details of other components of equity as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Gain on valuation of AFS securities	￦	—	￦	101,985
Gain on valuation of financial assets at FVOCI		377,185		—
Gain on disposal of financial assets at FVOCI		(27,194)		—
Gain on valuation of cash flow hedge		(790)		586
Remeasurement of net defined benefit obligation		17,168		17,168

Total	￦	366,369	￦	119,739

(2) Changes in other components for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

(Six months ended June 30, 2018)

	Beginning Balance (*1)		Increase (decrease)		Tax effect		Ending balance
Gain (loss) on valuation of financial assets at FVOCI	￦	(114,032)	￦	648,043	￦	(156,826)	￦	377,185
Loss on disposal of financial assets at FVOCI		(13,817)		(17,648)		4,271		(27,194)
Gain (loss) on valuation of cash flow hedge		586		(1,702)		326		(790)
Remeasurement of net defined benefit liability		17,168		—		—		17,168

Total	￦	(110,095)	￦	628,693	￦	(152,229)	￦	366,369

(*1)	The beginning balance was restated in accordance with K-IFRS No. 1109.

(2017)

	Beginning balance		Increase (decrease)		Tax effect		Ending balance
Gain on valuation of AFS securities	￦	259,564	￦	(129,103)	￦	9,707	￦	140,168
Gain (loss) on valuation of cash flow hedge		854		(1,904)		461		(589)
Remeasurement of net defined benefit liability		19,599		—		—		19,599

Total	￦	280,017	￦	(131,007)	￦	10,168	￦	159,178

23. RETAINED EARNINGS:

(1) Details of retained earnings as of as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Legal reserve (*1)	￦	346,135	￦	328,856
Reserve for bad loan		302,248		206,330
Unappropriated retained earnings		430,126		172,794

Total	￦	1,078,509	￦	707,980

(*1)	Pursuant to the EXIM Bank Act, the Bank appropriates 10% of separate net income for each accounting period as legal reserve, until the accumulated reserve equals to its paid-in capital.

(2) Changes in retained earnings for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		2017
Beginning balance (*1)	￦	579,217	￦	535,186
Net income for the period		558,888		172,794
Dividends		(59,596)		—

Ending balance	￦	1,078,509	￦	707,980

(*1)	The beginning balance was restated in accordance with K-IFRS No. 1109.

(3) Reserve for bad loans

Reserve for bad loans is calculated and disclosed according to Article 29 (1) and (2), Regulation on Supervision of Banking Business. In accordance with Regulation on Supervision of Banking Business, etc., if the estimated allowance for credit loss determined by K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by Regulation on Supervision of Banking Business, the Bank should reserve such difference as the regulatory reserve for bad loans. Due to the fact that regulatory reserve for bad loans is a voluntary reserve, the amounts that exceed the existing reserve for bad loans over the compulsory reserve for bad loans at the period-end date are reversed in profit. In case of accumulated deficit, the Bank should recommence setting aside reserve for bad loans at the time when accumulated deficit is reduced to zero.

1) Reserve for bad loans

Details of reserve for bad loans as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

	Jun. 30, 2018		Dec. 31, 2017
Accumulated reserve for bad loans	￦	302,248	￦	206,330
Expected reserve for bad loans		(55,500)		95,918

Reserve for bad loans	￦	246,248	￦	302,248

2) Regulatory reserve for bad loans and net income after adjusting reserve for bad loans.

Details of regulatory reserve for bad loans and net income after adjusting the reserve for six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Net income for the period	￦	558,588	￦	445,340
Regulatory reserve for bad loans		(12,122)		(224,203)

Net profit after adjusting the reserve for loan losses (*1)	￦	546,466	￦	221,137

(*1)	Adjusted profit considering reserves for bad debt as above is calculated by assuming that the provision in reserves for bad debt before income tax is reflected in net income.

(4) Details of dividends for the six months ended June 30, 2018, and for the year ended December 31, 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
The Government	￦	39,493	￦	—
BOK		5,876		—
Korea Development Bank		14,227		—

Total	￦	59,596	￦	—

24. NET INTEREST INCOME:

Net interest income is the amount after deduction of interest expenses from interest income, and the details are as follows:

(1) Details of interest income for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Interest of due from financial institutions:
Due from financial institutions in local currency	￦	4,878	￦	1,899
Due from financial institutions in foreign currencies		14,546		7,784

Subtotal		19,424		9,683

Interest of financial assets at FVTPL:
Interest of trading securities		—		793
Interest of trading securities at FVTPL		667		—
Interest of loans at FVTPL		83		—

Subtotal		750		793

Interest of investments:
Interest of AFS securities		—		8,823
Interest of securities at FVOCI		11,711		—
Interest of HTM securities		—		1,077
Interest of securities at amortized cost		503		—

Subtotal		12,214		9,900

Interest of loans:
Interest of loans in local currency		278,592		321,521
Interest of loans in foreign currencies		987,811		934,790
Interest of advance for customers		9,894		—
Interest of bills bought		384		11,878
Interest of call loans		21,108		10,557
Interest of interbank loans		5,106		877

Subtotal		1,302,895		1,279,623

Other interest income		609		2,694

Total	￦	1,335,892	￦	1,302,693

(2) Details of interest expenses for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Interest of borrowings:
Borrowings in foreign currencies	￦	74,623	￦	75,127
Interest of call money		198		3,185
Interest of debentures:
Interest of debentures in local currency		125,793		93,724
Interest of debentures in foreign currencies		689,166		605,755

Subtotal		814,959		699,479

Other interest income		4,410		7,149

Total	￦	894,190	￦	784,940

25. NET COMMISSION INCOME:

Net commission income is the amount after deduction of commission expenses from commission income, and the details are as follows.

(1) Details of commission income for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Commission income in local currency:
Commission income on management of EDCF	￦	8,088	￦	7,692
Commission income on management of IKCF		1,135		1,138
Other commission income in local currency		6		—

Subtotal		9,229		8,830

Commission income in foreign currencies:
Commission income on letter of credit		852		1,233
Commission income on confirmation on export letter of credit		176		428
Commission income on loan commitments		16,020		19,614
Management fee		—		—
Arrangement fee		1,115		5,938
Advisory fee		105		61
Cancellation fee		—		22
Prepayment fee		304		2,793
Sundry commission income on foreign exchange		54		77
Structuring fee		—		—
Brokerage fee for foreign currencies exchange funds		1,101		1,409
Other commission income in foreign currencies		596		3,116

Subtotal		20,323		34,691

Others:
Other commission income		6,697		1,844
Guarantee fees in local currency:
Guarantee fees in local currency		—		21,795
Guarantee fees in foreign currencies:
Guarantee fees in foreign currencies		82,164		108,326
Premium for guarantee		36,352		30,006

Subtotal		118,516		138,332

Total	￦	154,765	￦	205,492

(2) Details of commission expenses for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Commission expenses in local currency:
Commission expenses on domestic transaction	￦	182	￦	216
Commission expenses in foreign currencies:
Service fees paid to credit-rating agency		675		1,580
Sundry commission expenses on foreign exchange		1,061		534
Sundry commissions expenses on offshore transaction		—		1

Subtotal		1,736		2,115

Others:
Other commissions expenses		2,217		418

Total	￦	4,135	￦	2,749

26. DIVIDEND INCOME:

Details of dividend income for six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Financial assets at FVTPL	￦	1,618	￦	—
AFS securities		—		33,184
Financial assets at FVOCI		33,772		—
Investments in associates		4,577		9,905

Total	￦	39,967	￦	43,089

27. GAIN (LOSS) ON FINANCIAL ASSETS AT FVTPL:

Details of gain (loss) on financial assets at FVTPL for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018
Securities at FVTPL:
Gain on valuation	￦	13,542
Loss on valuation		(2,722)
Gain on disposal		6,320
Loss on disposal		(427)
Others		302

Subtotal		17,015

Trading derivatives:
Gain on valuation		514,440
Loss on valuation		(636,645)
Gain on transaction		296,613
Loss on transaction		(288,911)

Subtotal		(114,503)

Total	￦	(97,488)

	Six months ended June 30, 2017
Trading securities:
Gain on valuation	￦	1,876
Loss on valuation		(336)
Gain on disposal		7,427
Loss on disposal		(171)

Subtotal		8,796

Trading derivatives:
Gain on valuation		606,120
Loss on valuation		(502,614)
Gain on transaction		247,240
Loss on transaction		(220,724)

Subtotal		130,022

Total	￦	138,818

28. GAIN (LOSS) ON HEDGING DERIVATIVES:

Details of gain (loss) on hedging derivatives for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Gain on hedging derivatives	￦	173,444	￦	812,286
Loss on hedging derivatives		(1,179,004)		(43,615)

Total	￦	(1,005,560)	￦	768,671

29. GAIN (LOSS) ON FINANCIAL INVESTMENTS:

Details of gain (loss) on financial investments for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018
Financial assets at FVOCI:
Gain on disposals	￦	211
Loss on disposals		(1,674)

Total	￦	(1,463)

	Six months ended June 30, 2017
AFS securities:
Gain on disposals	￦	18,929
Loss on disposals		(92)
Impairment loss		(3,298)

Total	￦	15,539

30. OTHER OPERATING INCOME (EXPENSES):

Details of other operating income (expenses) for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Other operating income:
Gains on sale of loans	￦	—	￦	1,655
Gain on fair value hedged items		717,545		82,136
Others		313		6,396

Subtotal		717,858		90,187

Other operating expenses:
Loss on fair value hedged items		33,767		227,884
Contribution to Credit Guarantee Fund and Technology Credit Guarantee Fund		2,391		2,641
Others		9,595		32,171

Subtotal		45,753		262,696

Total	￦	672,105	￦	(172,509)

31. IMPAIRMENT LOSS (REVERSAL) ON CREDIT:

Details of impairment loss (reversal) on credit for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Loans at amortized cost	￦	11,060	￦	755,542
Other financial assets		1,006		3,629
Guarantees		(97,999)		(655,532)
Unused loan commitments		(77,022)		(6,897)
Financial guarantee contract		41,690		24,949
Financial assets at FVOCI		79		—
Financial assets at amortized cost		(7)		—

Total	￦	(121,193)	￦	121,691

32. GENERAL AND ADMINISTRATIVE EXPENSES:

Details of general and administrative expenses for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Detail	Six months ended June 30, 2018	Six months ended June 30, 2017
General and administrative	Short-term salaries	￦ 48,834	￦ 46,574
Other expenses in financing department	Office expenses	25,606	24,528

	Subtotal	74,440	71,102

Office expenses of EDCF		761	793
General and administrative	Postemployment benefit (defined contributions)	259	211
Others	Postemployment benefit (defined benefits)	4,416	4,488
	Depreciation of tangible assets	4,327	4,499
	Amortization of intangible assets	6,439	3,535
	Taxes and dues	11,966	16,219

	Subtotal	27,407	28,952

	Total	￦ 102,608	￦ 100,847

33. NON-OPERATING INCOME (EXPENSES):

Details of non-operating income (expenses) for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Detail	Six months ended June 30, 2018		Six months ended June 30, 2017
Gain(loss) on investments in associates and subsidiaries	Dividend income	￦	4,577	￦	9,905
	Impairment loss		—		(235)

	Subtotal		4,577		9,670

Others income	Gain on disposals of tangible assets		1		22
	Gain on disposals of intangible assets		100		—
	Rental income		80		78
	Damages paid for breach of contracts		2		2
	Interest on other loans		55		40
	Revenue on research project		15,680		22
	Other miscellaneous income		328		1,240

	Subtotal		16,246		1,404

Others expenses	Loss on disposal of tangible assets		1		1
	Impairment loss on intangible assets		—		19
	Expenses for contribution		1,985		2,460
	Court cost		2,153		1,166
	Expenses on research project		2,790		3,585
	Other miscellaneous expenses		26		1,055

	Subtotal		6,955		8,286

	Total	￦	13,868	￦	2,788

34. INCOME TAX EXPENSE (BENEFIT):

(1) Details of income tax expenses (benefit) for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Current income tax payable	￦	—	￦	—
Adjustment recognized in the period for current tax of prior periods		23,004		—
Changes in deferred income taxes due to temporary differences		297,492		126,767
Changes in deferred income taxes directly recognized in equity		(156,469)		10,132

Income tax expense	￦	164,026	￦	136,899

(2) Details of the reconciliation between net income before income tax and income tax expense (benefit) for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Net income (loss) before income tax	￦	722,914	￦	582,239
Income tax (benefit) calculated at statutory tax rate (11% up to ￦200 million, 22% over ￦200 million to ￦20 billion and 24.2% over ￦20 billion)		174,482		140,440
Adjustments:
Effect on non-taxable income		(7,797)		(495)
Effect on non-deductible expense		3,831		324
Unrecognized temporary differences		—		57
Others		16,514		941

Subtotal		12,548		827

Adjustment recognized in the period for current tax of prior periods		(23,004)		(4,368)

Income tax expense	￦	164,026	￦	136,899

Effective tax rate from operations		22.69%		23.51%

35. STATEMENTS OF CASH FLOWS:

Details of significant noncash investing and financing transactions for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

	Six months ended June 30, 2018		Six months ended June 30, 2017
Loan-for-equity swap	￦	(6,170)	￦	—
Gain (loss) on valuation of AFS securities		—		(157,514)
Contributed equity		—		1,416,907

36. CONTINGENT LIABILITIES AND COMMITMENTS:

(1) Details of contingent liabilities and commitments as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

Detail		Jun. 30, 2018		Dec. 31, 2017
Guarantees	Confirmed	￦	36,350,655	￦	38,960,799
	Unconfirmed		5,076,478		3,847,975

	Subtotal		41,427,133		42,808,774

Loan commitments	Local currency, foreign currency loan commitments		15,801,249		17,996,772
	Others		684,222		1,825,727

	Subtotal		16,485,471		19,822,499

	Total	￦	57,912,604	￦	62,631,273

(2) Details of guarantees that have been provided for others as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

Detail		Jun. 30, 2018		Dec. 31, 2017
Confirmed guarantees	Local currency:
	Performance of contracts	￦	62,534	￦	50,709
	Repayment of advances		212,959		227,091
	Others		521,343		602,187

	Subtotal		796,836		879,987

	Foreign currency:
	Performance of contracts		9,796,331		10,096,151
	Repayment of advances		8,287,710		11,091,318
	Acceptances of imported goods		2,170		3,277
	Acceptances of import letter of credit outstanding		91,165		89,480
	Foreign liabilities		11,502,357		10,964,999
	Others		5,874,086		5,835,587

	Subtotal		35,553,819		38,080,812

Unconfirmed guarantees	Foreign liabilities		1,598,913		1,569,782
	Repayment of advances		3,376,667		2,243,202
	Performance of contracts		—		33,793
	Underwriting of import credit		61,481		1,163
	Others		39,417		35

	Subtotal		5,076,478		6,063,975

	Total	￦	41,427,133	￦	42,808,774

(3) Details of guarantees classified by country as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

		Confirmed guarantees			Unconfirmed guarantees			Total
Detail		Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Asia	Korea	￦	23,034,757	63,37	￦	3,435,062	67.67	￦	26,469,819	63.89
	Saudi Arabia		1,926,300	5.30		—	0.00		1,926,300	4.65
	India		578,345	1.59		45,790	0.90		624,135	1.51
	Indonesia		989,571	2.72		127,783	2.52		1,117,354	2.70
	Vietnam		1,058,517	2.91		230,834	4.55		1,289,351	3.11
	Australia		682,411	1.88		53,044	1.04		735,455	1.78
	Philippines		21,346	0.06		3,121	0.06		24,467	0.06
	Qatar		293,235	0.81		—	0.00		293,235	0.71
	Oman		358,104	0.99		56,399	1.11		414,503	1.00
	Others		1,068,717	2.94		55,620	1.10		1,124,337	2.71

	Subtotal		30,011,303	19.20		4,007,653	78.95		34,018,956	82.12

Europe	United Kingdom		423,780	1.17		—	0.00		423,780	1.02
	France		412,655	1.13		27,270	0.54		439,925	1.06
	Uzbekistan		303,387	0.83		39,382	0.78		342,769	0.83
	Others		547,338	1.50		473,401	9.31		1,020,739	2.46

	Subtotal		1,687,160	4.63		540,053	10.63		2,227,213	5.37

America	United States		2,168,243	5.96		90,399	1.78		2,258,642	5.45
	Brazil		425,054	1.17		—	0.00		425,054	1.03
	Mexico		270,267	0.74		2,034	0.04		272,301	0.66
	Bermuda		281,745	0.78		—	0.00		281,745	0.68
	Others		209,193	0.58		35,010	0.69		244,203	0.59

	Subtotal		3,354,502	9.23		127,443	2.51		3,481,945	8.41

Africa	Madagascar		166,772	0.46		—	0.00		166,772	0.40
	Marshall Islands		709,249	1.95		—	0.00		709,249	1.71
	Others		421,669	1.16		401,329	7.91		822,998	1.99

	Subtotal		1,297,690	3.57		401,329	7.91		1,699,019	4.10

	Total	￦	36,350,655	100.00	￦	5,076,478	100.00	￦	41,427,133	100.00

(December 31, 2017)

		Confirmed guarantees			Unconfirmed guarantees			Total
Detail		Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Asia	Korea	￦	26,140,921	67.10	￦	2,197,447	57.11	￦	28,338,368	66.20
	Saudi Arabia		1,914,178	4.91		—	—		1,914,178	4.47
	India		441,562	1.13		78,704	2.05		520,266	1.22
	Indonesia		970,827	2.49		122,053	3.17		1,092,880	2.55
	Vietnam		960,748	2.47		301,267	7.83		1,262,015	2.95
	Australia		697,324	1.79		50,666	1.32		747,990	1.75
	Philippines		126,536	0.32		8,614	0.22		135,150	0.32
	Qatar		290,789	0.75		—	—		290,789	0.68
	Oman		326,291	0.84		75,970	1.97		402,261	0.94
	Others		983,640	2.52		117,139	3.04		1,100,779	2.56

	Subtotal		32,852,816	84.32		2,951,860	76.71		35,804,676	83.64

Europe	United Kingdom		329,506	0.85		—	—		329,506	0.77
	France		394,781	1.01		52,095	1.35		446,876	1.04
	Uzbekistan		280,884	0.72		1,163	0.03		282,047	0.66
	Others		449,278	1.15		184,849	4.80		634,127	1.48

	Subtotal		1,454,449	3.73		238,107	6.18		1,692,556	3.95

America	United States		2,348,208	6.03		194,670	5.06		2,542,878	5.94
	Brazil		471,757	1.21		—	—		471,757	1.10
	Mexico		265,381	0.68		1,942	0.05		267,323	0.62
	Bermuda		191,686	0.49		—	—		191,686	0.45
	Others		281,531	0.72		33,958	0.88		315,489	0.74

	Subtotal		3,558,563	9.13		230,570	5.99		3,789,133	8.85

Africa	Madagascar		159,293	0.41		—	—		159,293	0.37
	Marshall Islands		568,553	1.46		—	—		568,553	1.33
	Others		367,125	0.95		427,438	11.12		794,563	1.86

	Subtotal		1,094,971	2.82		427,438	11.12		1,522,409	3.56

	Total	￦	38,960,799	100.00	￦	3,847,975	100.00	￦	42,808,774	100.00

(4) Details of guarantees classified by industry as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

	Confirmed guarantees			Unconfirmed guarantees			Total
Detail	Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Manufacturing	￦	16,314,816	44.88	￦	4,187,767	82.49	￦	20,502,583	49.49
Transportation		2,074,175	5.71		31,571	0.62		2,105,746	5.08
Finance		2,053,208	5.65		39,382	0.78		2,092,590	5.05
Wholesale and retail		992,655	2.73		78,060	1.54		1,070,715	2.58
Property related business		372,080	1.02		58,048	1.14		430,128	1.04
Construction		8,718,035	23.98		330,446	6.51		9,048,481	21.84
Public and others		5,825,686	16.03		351,204	6.92		6,176,890	14.92

Total	￦	36,350,655	100.00	￦	5,076,478	100.00	￦	41,427,133	100.00

(December 31, 2017)

	Confirmed guarantees			Unconfirmed guarantees			Total
Detail	Amount		Ratio (%)	Amount		Ratio (%)	Amount		Ratio (%)
Manufacturing	￦	18,577,567	47.68	￦	3,087,986	80.25	￦	21,665,553	50.61
Transportation		1,850,655	4.75		56,203	1.46		1,906,858	4.45
Finance		2,051,157	5.26		1,163	0.03		2,052,320	4.79
Wholesale and retail		863,844	2.22		217,253	5.65		1,081,097	2.53
Property related business		353,741	0.91		59,345	1.54		413,086	0.96
Construction		9,251,902	23.75		22,135	0.58		9,274,037	21.67
Public and others		6,011,933	15.43		403,890	10.49		6,415,823	14.99

Total	￦	38,960,799	100.00	￦	3,847,975	100.00	￦	42,808,774	100.00

(5) Global Medium-Term Note Program and CP programs

The Bank has been establishing the following programs regarding the issue of foreign currencies bonds and CPs:

1)

Established on August 1, 1991, initially, and annually renewed, U.S. Shelf Registration to issue foreign bonds under the Securities and Exchange Commission rule of the United States of America with an issuance limit of USD 50 billion.

2)	Established on May 14, 1997, and May 16, 1997, initially, and annually renewed, CP program to issue CPs with issuance limits of USD 6 billion and USD 2 billion, respectively.

3)	Established on November 6, 1997, initially, and annually renewed, Euro Medium-Term Note Program to issue mid-to-long-term foreign currencies bonds with an issuance limit of USD 25 billion.

4)	Established on February 2, 2008, initially, and renewed every year, MYR MTN program to issue Malaysian Ringgit-denoted bonds with issuance limits of MYR 4 billion.

5)	Established in 1995, initially, and every other yearly renewed, Yen Shelf Registration to issue Samurai bond with an issuance limit of JPY 500 billion.

6)	Established on May 31, 2010, Australian Domestic Debt Issuance Program to issue Kangaroo bond with limit of AUD 4 billion.

7)	Established on January 17, 2011, and renewed every two years, Uridashi Shelf Registration to issue Uridashi bond with an issuance limit of JPY 500 billion.

(6) Litigations

As of June 30, 2018, 11 lawsuits (aggregated claim amount: ￦167,688 million) were filed as a plaintiff and 8 pending litigations as a defendant were filed (aggregated claim amount: ￦127,742 million). The Bank’s management expects that there is no significant impact on the financial statements due to these lawsuits but it is possible to make additional loss to the Bank due to the results of future litigation.

(7) Written-off loans

The Bank manages written-off loans that have claims on debtors due to the statute of limitations, uncollected after write-off, etc. The written-off loans as of June 30, 2018, and December 31, 2017, are ￦2,034,384 million and ￦1,385,885 million, respectively.

37. TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

Related parties consist of entities related to the Bank, postemployment benefits, a key management personnel and a close member of that person’s family, an entity controlled or jointly controlled and an entity influenced significantly.

(1) Details of related parties as of June 30, 2018, are as follows:

Detail	Relationship	Ownership- percentage (%)
Parent:
Korean government	Parent	66.27
Subsidiaries and Associates:
KEXIM Bank UK Limited	Subsidiary	100.00
PT.KOEXIM Mandiri Finance	Subsidiary	85.00
KEXIM Vietnam Leasing Co.	Subsidiary	100.00
KEXIM Asia Limited	Subsidiary	100.00
Korea Asset Management Corporation	Associate	25.86
Credit Guarantee and Investment Fund	Associate	11.70
Korea Marine Guarantee Inc.	Associate	41.88
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.	Associate	81.25
DAESUN Shipbuilding & Engineering Co., Ltd.	Associate	83.03
KTB Newlake Global Healthcare PEF	Associate	25.00
KBS-KDB Private Equity Fund	Associate	19.99
Korea Shipping and Maritime Transportation	Associate	40.00
Korea Aerospace Industries. Ltd.	Associate	26.41

(2) Significant balances of receivables, payables and guarantees with the related parties

1)	Significant balances of receivables and payables with the related parties as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Detail	Receivables		Allowance /Provisions		Payables
Subsidiaries:
KEXIM Bank UK Limited	￦	120,171	￦	—	￦	160
PT.KOEXIM Mandiri Finance		160,053		258		—
KEXIM Vietnam Leasing Co.		123,181		214		—
KEXIM Asia Limited		148,384		70		—

Subtotal		551,789		542		160

Associates:
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		1,982,320		1,590,542		—
DAESUN Shipbuilding & Engineering Co., Ltd.		471,504		366,295		83,958

Subtotal		2,453,824		1,956,837		83,958

Total	￦	3,005,613	￦	1,957,379	￦	84,118

(December 31, 2017)

Detail	Receivables		Allowance /Provisions		Payables
Subsidiaries:
KEXIM Bank UK Limited	￦	136,805	￦	—	￦	93
PT.KOEXIM Mandiri Finance		145,109		227		—
KEXIM Vietnam Leasing Co.		122,994		195		—
KEXIM Asia Limited		121,267		58		59

Subtotal		526,175		480		152

Associates:
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		1,931,974		1,590,951		—
DAESUN Shipbuilding & Engineering Co., Ltd.		459,156		284,443		41,743

Subtotal		2,391,130		1,875,394		41,743

Total	￦	2,917,305	￦	1,875,874	￦	41,895

2)	Guarantees provided to the related parties as of June 30, 2018, and December 31, 2017, are as follows (Korean won in millions):

(June 30, 2018)

Detail	Confirmed guarantees		Unconfirmed guarantees		Loans commitments		Other commitments
Subsidiaries:
KEXIM Bank UK Limited	￦	—	￦	—	￦	277,763	￦	12,339
PT.KOEXIM Mandiri Finance		—		—		8,974		—
KEXIM Vietnam Leasing Co.		—		—		33,651		—
KEXIM Asia Limited		—		—		101,803		—

Subtotal		—		—		422,191		12,339

Associates:
DAESUN Shipbuilding & Engineering Co., Ltd.		149,752		92,505		—		—

Subtotal		149,752		92,505		—		—

Total	￦	149,752	￦	92,505	￦	422,191	￦	12,339

(December 31, 2017)

Detail	Confirmed guarantees		Unconfirmed guarantees		Loans commitments		Other commitments
Subsidiaries:
KEXIM Bank UK Limited	￦	—	￦	—	￦	202,495	￦	15,000
PT.KOEXIM Mandiri Finance		—		—		16,071		—
KEXIM Vietnam Leasing Co.		—		—		16,071		—
KEXIM Asia Limited		—		—		88,766		20,892

Subtotal		—		—		323,403		35,892

Associates:
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		25,997		98,061		210,000		—
DAESUN Shipbuilding & Engineering Co., Ltd.		92,812		77,425		—		—

Subtotal		118,809		175,486		210,000		—

Total	￦	118,809	￦	175,486	￦	533,403	￦	35,892

(3) Profit and loss transactions with related parties

Profit and loss transactions with related parties for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

Detail	Related party	Six months ended June 30, 2018						Six months ended June 30, 2017
		Revenue		Bad debt expenses		Expenses		Revenue		Bad debt expenses		Expenses
Subsidiaries	KEXIM Bank UK Limited	￦	1,227	￦	—	￦	232	￦	1,047	￦	—	￦	259
	PT.KOEXIM Mandiri Finance		1,721		18		—		1,048		—		—
	KEXIM Vietnam Leasing Co.		1,504		8		—		1,050		—		—
	KEXIM Asia Limited		1,301		12		13		1,088		—		96
Associate	SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		31,504		11,841		6		40,508		(82,776)		1,133
	DAESUN Shipbuilding & Engineering Co., Ltd		15,792		(339)		—		2,803		(48,578)		38

	Total	￦	53,049	￦	11,540	￦	251	￦	47,544	￦	(131,354)	￦	1,526

(4) Money dealing with related parties

Money dealing with related parties for six months ended June 30, 2018, and for the year ended December 31, 2017, is as follows (Korean won in millions):

Detail	Six months ended June 30, 2017				2017

	Financing transaction				Financing transaction
	Loan		Collection		Loan		Collection
Subsidiaries:
KEXIM Bank UK Limited	￦	110,040	￦	131,734	￦	240,458	￦	231,744
PT.KOEXIM Mandiri Finance		152,756		145,172		297,385		275,019
KEXIM Vietnam Leasing Co.		116,265		121,844		209,031		214,802
KEXIM Asia Limited		147,574		131,958		320,952		315,549
Associates:
SUNGDONG Shipbuilding & Marine Engineering Co., Ltd.		24,345		465		34,000		216,503
DAESUN Shipbuilding & Engineering Co., Ltd.		—		—		99,450		—

Total	￦	550,980	￦	531,173	￦	1,201,276	￦	1,253,617

(5) Details of compensation for key executives for the six months ended June 30, 2018 and 2017, are as follows (Korean won in millions):

Detail	Six months ended June 30, 2018		Six months ended June 30, 2017
Salaries	￦	1,137	￦	949
Severance and retirement benefits		76		36

Total	￦	1,213	￦	985

38. THE ADOPTION OF K-IFRS No. 1109 ‘Financial Instruments’:

The Bank has adopted K-IFRS No. 1109 ‘Financial Instruments’ which was published on September 25, 2015 from the year beginning on January 1, 2018. The effect of the adoption of this new standard to the Bank’s financial statements is as follows:

(1) Classification and measurement of financial assets

The impacts on the classification and measurements of the non-derivative financial instruments as of January 1, 2018 by application of this new standard were as follows (Korean won in millions):

	Classification under K-IFRS No.1039	Classification under K-IFRS No.1109	Amounts under K-IFRS No.1039(*)		Amounts under K-IFRS No.1109(*)
Due from banks:	Loans and receivables	Amortized cost	￦	2,091,920	￦	2,091,920
Loans:	Loans and receivables	FVPL		18,216		13,577
	Loans and receivables	FVOCI		1,095,968		866,319
	Loans and receivables	Amortized cost		70,371,948		70,371,948
Other financial assets	Loans and receivables	Amortized cost		1,102,062		1,102,062
Trading assets (debt securities)	FVTPL	FVPL		38,665		38,665
Trading assets (equity securities)	FVTPL	FVPL		725,613		725,613
AFS financial assets (debt securities)	AFS financial assets	FVOCI		911,518		911,518
AFS financial assets (equity securities)	AFS financial assets	FVPL		134,324		134,324
	AFS financial assets	FVOCI		5,646,636		5,646,636
HTM financial assets (debt securities)	HTM financial assets	Amortized cost		89,477		89,477

Total of the non-derivative financial instruments			￦	82,226,347	￦	81,992,059

(*)	These are amounts before deduction of allowance for loan loss, and exclude loan valuation adjustment related to fair value hedging amounting to ￦24,182 million.

(2) Loss allowances impact

The impacts on loss allowances as of January 1, 2018 by application of this new standard were as follows (Korean won in millions):

Detail	Stages	Loans		Loss allowance under K-IFRS No.1039		Loss allowance under K-IFRS No.1109
Loans and receivables	Stage 1	￦	64,646,271	￦	209,161	￦	228,664
	Stage 2		3,185,189		96,182		402,351
	Stage 3		4,099,725		2,840,651		2,840,893
	Reclassification		2,315,657		309,554		—

	Subtotal		74,246,842		3,455,548		3,471,908

Acceptances and guarantee contracts/ Commitments	Stage 1		48,995,311		744,674		757,402
	Stage 2		12,335,103		541,790		722,570
	Stage 3		1,216,148		512,427		512,440

	Subtotal		62,546,562		1,798,891		1,992,412

Debt securities	Stage 1		1,000,995		—		1,840

Total		￦	137,794,399	￦	5,254,439	￦	5,466,160

(3) Changes in equity

Changes in retained earnings as of January 1, 2018 due to the initial application date of K-IFRS No.1109 were as follows (Korean won in millions):

	Amounts
Retained earnings at January 1, 2018 before changes	￦	707,980
Adjustments of retained earnings due to the application of K-IFRS No.1109:
Reclassification from financial assets at amortized cost to financial assets at FVTPL		120,064
Reclassification from available-for-sale financial assets to financial assets at FVTPL		(61,926)
Increase in loss allowance for financial assets at amortized cost		(30,705)
Increase in provisions for acceptances and guarantees		(29,244)
Increase in provisions for unused loan commitments		(166,116)
Increase in loss allowance for debt instruments at FVOCI		(2,342)
Others (*1)		397

Subtotal		(169,872)

Tax effect		41,109

Retained earnings at January 1, 2018 after changes		579,217

(*1)	Others represent translation difference of foreign currencies, and others.

Changes in other components of equity of January 1, 2018 due to the initial application date of K-IFRS No.1109 were as follows (Korean won in millions):

	Amounts
Other components of equity at January 1, 2018 before changes	￦	119,739
Adjustments of other components of equity due to the application of K-IFRS No.1109:
Reclassification from financial assets at amortized cost to financial assets at FVOCI		(305,553)
Reclassification from available-for-sale financial assets to financial assets at FVOCI		2,342

Subtotal		(303,211)

Tax effect		73,377

Other components of equity at January 1, 2018 after changes		(110,095)

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2018 was 2.8% at chained 2010 year prices, as aggregate private and general government consumption expenditures increased by 3.7%, gross domestic fixed capital formation increased by 1.0% and exports of goods and services increased by 3.2%, which more than offset an increase in imports of goods and services by 3.1%, each compared with the corresponding period of 2017.

Based on preliminary data, GDP growth in the third quarter of 2018 was 2.0% at chained 2010 year prices, as aggregate private and general government consumption expenditures increased by 3.2%, exports of goods and services increased by 3.1% and imports of goods and services decreased by 1.2%, which more than offset a decrease in gross domestic fixed capital formation by 6.5%, each compared with the corresponding period of 2017.

Prices, Wages and Employment

The inflation rate was 1.3% in the first quarter of 2018, 1.5% in the second quarter of 2018 and 1.6% in the third quarter of 2018. The unemployment rate was 4.3% in the first quarter of 2018, 3.9% in the second quarter of 2018 and 3.8% in the third quarter of 2018.

The Financial System

Securities Markets

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

June 29, 2018	2,326.1
July 31, 2018	2,295.3
August 31, 2018	2,322.9
September 28, 2018 .	2,343.1
October 31, 2018 .	2,029.7

Monetary Policy

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

June 29, 2018	1,121.7
July 31, 2018	1,116.7
August 31, 2018	1,108.8
September 28, 2018	1,112.7
October 31, 2018	1,140.6

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$57.7 billion in the first nine months of 2018. The current account surplus in the first nine months of 2018 decreased from the current account surplus of US$61.2 billion in the corresponding period of 2017, primarily due to increases in deficit from the primary and secondary income accounts.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$20.1 billion in the first nine months of 2018. Exports increased by 4.7% to US$450.3 billion and imports increased by 11.4% to US$395.7 billion from US$430.2 billion of exports and US$355.1 billion of imports, respectively, in the corresponding period of 2017.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$402.7 billion as of October 31, 2018.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-217916.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The 2021 Notes are initially limited to US$500,000,000 aggregate principal amount, and the 2023 Notes are initially limited to US$500,000,000 aggregate principal amount. The 2021 Notes will mature on November 27, 2021 (the “2021 Notes Maturity Date”), and the 2023 Notes will mature on November 27, 2023 (the “2023 Notes Maturity Date”, and together with the 2021 Notes Maturity Date, the “Maturity Dates”). The 2021 Notes will bear interest at the rate of 3.500% per annum and the 2023 Notes will bear interest at the rate of 3.625% per annum, in each case payable semi-annually in arrears on May 27 and November 27 of each year (each an “Interest Payment Date”). The first interest payment on each of the Notes will be made on May 27, 2019 in respect of the period from (and including) November 27, 2018 to (but excluding) May 27, 2019. Interest on the Notes will accrue from November 27, 2018. If any Interest Payment Date or any Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such Interest Payment Date or such Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding an Interest Payment Date for such Note. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that a global note is exchanged for Notes in definitive form, we will appoint and maintain a paying agent in Singapore, where the certificates representing the Notes may be presented or surrendered for payment or redemption. In addition, in the event that a global note is exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of us through the SGX-ST. Such announcement will include all material information with respect to the delivery of the certificates representing the Notes, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as any series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue each series of the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of Korean tax considerations that may be relevant to you if you invest in the Notes, please refer to the section “Taxation—Korean Taxation” in the accompanying prospectus.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability.

For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated November 19, 2018 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of 2021 Notes		Principal Amount of 2023 Notes
Crédit Agricole Corporate and Investment Bank	US$	83,333,000	US$	83,333,000
Daiwa Capital Markets Europe Limited		83,333,000		83,333,000
The Hongkong and Shanghai Banking Corporation Limited		83,333,000		83,333,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		83,335,000		83,335,000
Mizuho Securities USA LLC		83,333,000		83,333,000
Standard Chartered Bank		83,333,000		83,333,000
KEXIM Bank (UK) Limited		—		—

	US$	500,000,000	US$	500,000,000

KEXIM Bank (UK) Limited, an Underwriter, is an affiliate of ours and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any Notes of a series, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on behalf of us in such jurisdiction.

The Notes are a new class of securities with no established trading market. Approvals in-principle have been received from the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, any of the Underwriters appointed and acting in its capacity as stabilizing manager (the “Stabilizing Managers”) or any person acting on their behalf may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Managers may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Managers commence any of these transactions, they may discontinue such transactions at any time, and must discontinue them after a limited period.

The amount of net proceeds from our 2021 Notes is US$498,415,000 after deducting underwriting discounts but not estimated expenses. Our expenses associated with the 2021 Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2021 Notes.

The amount of net proceeds from our 2023 Notes is US$495,720,000 after deducting underwriting discounts but not estimated expenses. Our expenses associated with the 2023 Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2023 Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about November 27, 2018, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in two business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the second business day before the settlement date, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) as specified in Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York, and by Lee & Ko, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinions of Shin & Kim and Lee & Ko.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 111235-0000158. Our authorized share capital is ￦15,000 billion. As of June 30, 2018, our paid-in capital was ￦11,815 billion.

Our board of directors can be reached at the address of our registered office: c/o 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on November 13, 2018. On November 6, 2018, we filed our report on the proposed issuance of the Notes with the Ministry of Economy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	CUSIP	ISIN
2021 Notes	302154CV9	US302154CV96
2023 Notes	302154CW7	US302154CW79

HEAD OFFICE OF THE BANK

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
9th Floor, State Tower Namsan 100 Toegyo-ro, Jung-gu Seoul 04631 Korea	c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to Korean law	as to U.S. law

Lee & Ko	Davis Polk & Wardwell LLP
Hanjin Building 63 Namdaemun-ro, Jung-gu Seoul 04532 Korea	c/o 18th Floor The Hong Kong Club Building 3A Chater Road Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

152 Tehran-ro, Gangnam-gu

Seoul 06236

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542